UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
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JACK IN THE BOX INC.
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JACK IN THE BOX INC.

January 13, 2011
Dear Fellow Stockholder:

We invite you to attend the Jack in the Box Inc. 2011 Annual Meeting of Stockholders. The meeting will be held on Friday, February 18, 2011, at 8:30 a.m. (Pacific Standard Time) at the Marriott Courtyard, 8651 Spectrum Center Boulevard, San Diego, California 92123.

In the following pages, you will find the Notice of Annual Meeting of Stockholders as well as a Proxy Statement describing the business to be conducted at the meeting. We have also enclosed a copy of our Annual Report on Form 10-K for the fiscal year ended October 3, 2010, as amended, for your information.

To assure that your shares are represented at the meeting, please mark your choices on the enclosed proxy card, sign and date the card, and return it promptly in the postage-paid envelope provided. We also offer stockholders the opportunity to vote their shares over the Internet or by telephone. Please see the Proxy Statement and the enclosed proxy card for details about voting. If you hold your shares through an account with a broker, bank, or other financial institution, please follow the instructions you receive from them to vote your shares. If you are able to attend the meeting and wish to vote your shares in person, you may do so at any time before the proxy is voted at the meeting.

Sincerely,

Linda A. Lang
Chairman of the Board,
Chief Executive Officer and President

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on February 18, 2011

The Jack in the Box Inc. Proxy Statement and Annual Report on Form 10-K for the fiscal year ended October 3, 2010, as amended, are available electronically at www.jackinthebox.com/proxy

JACK IN THE BOX INC.
9330 Balboa Avenue
San Diego, California 92123

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held February 18, 2011

The 2011 Annual Meeting of Stockholders of Jack in the Box Inc. will be held on Friday, February 18, 2011, at 8:30 a.m. Pacific Standard Time, at the Marriott Courtyard, 8651 Spectrum Center Boulevard, San Diego, California 92123 for the following purposes:

1.	To elect the eight directors specified in this Proxy Statement to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2.	To approve the Amended and Restated Annual Performance Incentive Plan;

3.	To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 2, 2011;

4.	To provide an advisory vote regarding the compensation of the named executive officers for the fiscal year ended October 3, 2010, as set forth in the Proxy Statement;

5.	To vote, on an advisory basis, on the frequency of a stockholder vote on executive compensation;

6.	To consider such other business as may properly come before the meeting and any adjournments or postponements thereof.

These matters are more fully described in the attached Proxy Statement, which is made a part of this notice.

Our Board of Directors recommends a vote “FOR” proposals 1 through 4. You are entitled to vote at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) only if you were a Jack in the Box stockholder as of the close of business on December 21, 2010. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at the Annual Meeting, and for a period of ten days prior to the Annual Meeting, at our principal offices located at 9330 Balboa Avenue, San Diego, CA 92123.

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares via the toll-free telephone number, over the Internet, or by signing, dating, and returning the enclosed proxy card as promptly as possible in the envelope provided.

By order of the Board of Directors,

Phillip H. Rudolph
Executive Vice President, General Counsel and Secretary

San Diego, California
January 13, 2011

INFORMATION REGARDING ADMISSION TO THE ANNUAL MEETING

Everyone attending the 2011 Annual Meeting of Stockholders will be required to present both proof of ownership of Jack in the Box Inc. Common Stock and valid picture identification, such as a driver’s license or passport. If your shares are held in the name of a bank, broker or other holder of record, you will need a recent brokerage statement or letter from a bank reflecting stock ownership as of the record date. If you do not have both proof of ownership of Jack in the Box Inc. stock and valid picture identification, you may not be admitted to the Annual Meeting.

Cameras and electronic recording devices are not permitted at the Annual Meeting.

JACK IN THE BOX INC.
9330 Balboa Avenue
San Diego, California 92123

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

February 18, 2011

GENERAL INFORMATION

Why am I receiving these materials?

We sent you these proxy materials because the Board of Directors (sometimes referred to as the “Board”) of Jack in the Box Inc. (sometimes referred to as the “Company,” “Jack in the Box,” “we,” “us,” and “our”) is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders (the “Annual Meeting,”) and at any postponements or adjournments of the Annual Meeting. The Annual Meeting will be held on February 18, 2011, at 8:30 a.m. Pacific Standard Time at the Marriott Courtyard, 8651 Spectrum Center Boulevard, San Diego, CA 92123. If you held shares of our Common Stock on December 21, 2010, (the “Record Date”), you are invited to attend the Annual Meeting and vote on the proposals described below under the heading “What am I voting on?” However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may complete, sign, date, and return the enclosed proxy card. You may also vote over the Internet or by telephone.

The Notice of Annual Meeting of Stockholders, Proxy Statement, the enclosed proxy card, and our Annual Report on Form 10-K for the fiscal year ended October 3, 2010, as amended, will be mailed to stockholders on or about January 13, 2011.

What am I voting on?

There are five proposals scheduled to be voted on at the Annual Meeting:

1.	Election of the eight directors named in this Proxy Statement to hold office for a term of one year.

2.	Approval of the Jack in the Box Amended and Restated Annual Performance Incentive Plan.

3.	Ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 2, 2011.

4.	Advisory vote on the compensation awarded to the named executive officers for the fiscal year ended October 3, 2010, as set forth in this Proxy Statement.

5.	Advisory vote on the frequency of a stockholder vote on executive compensation.

The proposal related to the Amended and Restated Annual Performance Incentive Plan is intended to obtain approval from our stockholders for purposes of Section 162(m) under the Internal Revenue Code of 1986, as amended. For more information regarding this proposal, see below under the heading “Proposal 2 — Approval of the Amended and Restated Annual Performance Incentive Plan.”

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” the election of each of the eight directors named in this Proxy Statement to hold office for a term of one year;

•	“FOR” the approval of the Amended and Restated Annual Performance Incentive Plan;

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending October 2, 2011;

•	“FOR” the approval of the compensation awarded to the named executive officers for the fiscal year ended October 3, 2010, as set forth in this Proxy Statement;

•	The Board expresses no preference regarding the frequency of advisory votes on executive compensation.

Who can vote at the Annual Meeting?

If you were a holder of Jack in the Box common stock (the “Common Stock,”) either as a stockholder of record or as the beneficial owner of shares held in street name as of the close of business on December 21, 2010, the Record Date for the Annual Meeting, you may vote your shares at the Annual Meeting. As of the Record Date, there were 51,637,741 shares of Jack in the Box Inc. Common Stock outstanding, excluding treasury shares. Company treasury shares will not be voted. Each stockholder has one vote for each share of Common Stock held as of the Record Date. As summarized below, there are some distinctions between shares held of record and those owned beneficially in street name.

What does it mean to be a “stockholder of record”?

If, on December 21, 2010, your shares were registered directly in your name with the Company’s transfer agent, BNY Mellon Shareowner Services, then you are a “stockholder of record.” As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

What does it mean to beneficially own shares in “street name”?

If, on December 21, 2010, your shares were held in an account at a broker, bank, trust, or other agent, (we will refer to those organizations collectively as “broker”) then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that broker. The broker holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. As a beneficial owner, you are invited to attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker.

What if I return the proxy card to the Company but do not make specific choices?

If you return a signed, dated, proxy card to the Company without making any voting selections, the Company will vote your shares as follows:

•	“FOR” the election of all director nominees;

•	“FOR” the approval of the Amended and Restated Annual Performance Incentive Plan;

•	“FOR” the ratification of KPMG LLP as our independent registered public accountants for the fiscal year ending October 2, 2011;

•	“FOR,” on an advisory basis, the compensation awarded to named executive officers for the fiscal year ended October 3, 2010, as set forth in this Proxy Statement; and

•	“Abstain” in the vote for the frequency for advisory votes on executive compensation.

The Company does not expect that any matters other than election of directors and the other proposals described in this Proxy Statement will be brought before the Annual Meeting. The persons appointed as proxies will vote in their discretion on any other matters that may properly come before the Annual Meeting or any postponements or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting.

What does it mean if I received more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For,” “Against,” “Withheld,” abstentions and broker non-votes. A “broker non-vote” occurs when your broker submits a proxy card for your shares of Common Stock held in street name, but does not vote on a particular proposal because the broker has not received voting instructions from you and does not have the authority to vote on that matter without instructions. Under the rules that govern brokers who are voting shares held in street name, brokers have the discretion to vote those shares on routine matters but not on non-routine matters. The routine matters in this Proxy Statement include the ratification of the independent registered public accountants. Non-routine matters in this Proxy Statement are the election of directors, approval of the Amended and Restated Annual Performance Incentive Plan, the advisory vote on the compensation of named executive officers, and the advisory vote on the frequency of advisory votes on the compensation of named executive officers. Therefore, if the Company receives a proxy card with a broker non-vote, your proxy will be voted FOR Proposal 3 and it will not be included as a vote FOR or AGAINST Proposals 1, 2, 4 and 5.

What is the voting requirement to approve each of the proposals?

Proposal One — Election of Directors

In the election of directors, directors are elected by a plurality of the votes, which means that the director nominees receiving the highest number of “FOR” votes will be elected. Neither a vote to abstain nor a broker non-vote will count as a vote cast “FOR” or “AGAINST” a director nominee, and they will have no direct effect on the outcome of the election of directors.

Proposal Two — Approval of Amended and Restated Annual Performance Incentive Plan

The proposal to approve the Amended and Restated Annual Performance Incentive Plan requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions will be treated as a vote cast, and will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will not count as a vote cast “FOR” or “AGAINST” the proposal, and will have no direct effect on the outcome of this proposal.

Proposal Three — Ratification of Appointment of KPMG LLP

The proposal to ratify the appointment of KPMG LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions will be treated as a vote cast, and will have the same effect as a vote “AGAINST” this proposal.

Proposal Four — Advisory Vote on Executive Compensation

The proposal to approve, on an advisory basis, the compensation awarded to named executive officers for the fiscal year ended October 3, 2010 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions and broker non-votes will not count as a vote cast “FOR” or “AGAINST” this proposal, and will have no direct effect on the outcome of this proposal.

Proposal Five — Advisory Vote on the Frequency of a Stockholder Vote on Executive Compensation

The proposal on whether advisory votes on executive compensation should be conducted annually, biennially or triennially will be determined by a plurality of votes, which means that the choice of frequency that receives the highest number of “FOR” votes will be considered the advisory vote of the Company’s stockholders. Abstentions and broker non-votes will not count as votes cast “FOR” or “AGAINST” any frequency choice, and will have no direct effect on the outcome of this proposal.

How many shares must be present or represented to conduct business at the Annual Meeting?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if the holders of at least a majority of the total number of shares of Common Stock entitled to vote are present, in person or by proxy, at the Annual Meeting. Abstentions and shares represented by broker non-votes are counted for the purpose of determining whether a quorum is present. If there are insufficient votes to constitute a quorum at the time of the Annual Meeting, we may adjourn the Annual Meeting to solicit additional proxies.

How do I vote my shares of Jack in the Box Common Stock?

If you are a stockholder of record, you can vote in the following ways:

•	By Internet: by following the Internet voting instructions included in the proxy card at any time up until 8:59 p.m., Pacific Standard Time, on February 17, 2011.

•	By Telephone: by following the telephone voting instructions included in the proxy card at any time up until 8:59 p.m., Pacific Standard Time, on February 17, 2011.

•	By Mail: if you have received a printed copy of the proxy materials from us by mail, you may vote by mail by marking, dating, and signing your proxy card in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials. The proxy card must be received prior to the Annual Meeting.

•	In Person: if you satisfy the admission requirements to the Annual Meeting, as described in the Notice of the Annual Meeting of Stockholders, (the “Notice”) you may vote your shares in person at the meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted in the event you later decide not to attend the Annual Meeting.

•	If you are a beneficial owner, you can vote in the following way: if your shares are held in street name or through a benefit or compensation plan, your broker or your plan trustee should give you instructions for voting your shares. In these cases, you may vote by Internet, telephone or mail, as instructed by your broker, trustee, or other agent. Shares held through a benefit or compensation plan cannot be voted in person at the Annual Meeting.

May I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you may change your vote or revoke your proxy by:

•	filing a written statement to that effect with our Corporate Secretary, before the taking of the vote at the Annual Meeting;

•	voting again via the Internet or telephone but before the closing of those voting facilities at 8:59 p.m. (Pacific Standard Time) on February 17, 2011;

•	attending the Annual Meeting, revoking your proxy and voting in person (attendance at the Annual Meeting in and of itself, will not constitute a revocation of a proxy);

•	submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting.

The written statement or subsequent proxy should be delivered to Jack in the Box Inc., 9330 Balboa Avenue, San Diego, CA 92123, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, before the taking of the vote at the Annual Meeting.

If you are a beneficial owner and hold shares through a broker, bank, or other nominee, you may submit new voting instructions by contacting your broker, bank, or other nominee. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a signed proxy from the broker, bank, or other nominee giving you the right to vote the shares.

Who will pay for the cost of soliciting proxies?

The Company will pay the cost of preparing, printing, and mailing the Notice and the proxy materials. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding shares of Common Stock beneficially owned by others, to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to the beneficial owners. If you choose to access proxy materials or vote over the Internet or by telephone, you are responsible for Internet or telephone charges. We have engaged Innisfree M&A Inc. (“Innisfree”), a proxy-soliciting firm, to provide advice with respect to the 2011 Annual Meeting of Stockholders and to assist us in the solicitation of proxies, for which the Company will pay a fee of $15,000 plus reimbursement of certain out-of-pocket expenses. In addition to solicitation by mail, proxies may be solicited personally, by telephone, or by Innisfree. They may also be solicited by directors, officers, or employees of the Company, who will receive no additional compensation for such services.

How can I find out the results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. We will publish final results in a Current Report on Form 8-K that we expect to file with the Securities and Exchange Commission within four business days of the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting our website or contacting our Investor Relations Department by writing to Investor Relations Department, Jack in the Box Inc., 9330 Balboa Avenue, San Diego, CA 92123 or by sending an email to Investor.relations@jackinthebox.com.

PROPOSAL ONE

ELECTION OF DIRECTORS

All of the directors of the Company are elected annually and serve until the next Annual Meeting and until their respective successors are elected and qualified. The current nominees for election as directors are set forth below. All of the nominees have indicated their willingness to serve, and have consented to be named in the Proxy Statement, but if any should be unable or unwilling to stand for election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated in the proxy. Michael Alpert, who has served on the Company’s Board of Directors since 1992, will retire from the Board, as previously announced. Following the Annual Meeting, Mr. Alpert will no longer be a director of the Company.

Your vote may be cast in favor of each proposed director, or it may be withheld. A plurality of the votes cast at the meeting (assuming a quorum) will be sufficient to elect the directors. Accordingly, abstentions and withheld votes will have no effect on the election of directors. Stockholders may not cumulate votes in the election of directors. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal to elect the directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES.

Nominees for Director

The following table provides certain information about each nominee for director as of January 1, 2011.

			Director
Name	Age	Position(s) with the Company	Since

David L. Goebel(2)(5)	60	Director	2008
Murray H. Hutchison(1)(2)(3)(6)	72	Director	1998
Linda A. Lang(3)	52	Chairman of the Board, Chief Executive Officer and President	2003
Michael W. Murphy(1)(2)(3)	53	Director	2002
James M. Myers	53	Director	2010
David M. Tehle(1)(4)	54	Director	2004
Winifred M. Webb(4)(5)	52	Director	2008
John T. Wyatt(2)(4)	55	Director	2010

(1)	Current Member of the Audit Committee

(2)	Current Member of the Compensation Committee

(3)	Current Member of the Executive Committee

(4)	Current Member of the Finance Committee

(5)	Current Member of the Nominating and Governance Committee

(6)	Lead Director

Director Qualifications and Biographical Information

Biographical information for director nominees is set forth below, including the key qualifications, attributes, and skills that the Board considered in their nomination.

Our Board includes individuals with strong backgrounds in executive leadership and management, and we believe that, as a group, they work effectively together in overseeing our business. We believe that our directors hold themselves to the highest standards of integrity and that they are committed to representing the long-term best interests of our Company. While we do not have a diversity policy, we believe that our directors’ diversity of backgrounds and experiences, which include the restaurant industry, franchising, finance, retail, manufacturing, engineering, media, and healthcare, results in different ideas and varying viewpoints that contribute to effective oversight of our business.

Mr. Goebel has been a director of the Company since December 2008. He has been a Faculty Member of the U.S. Faculty of Mentors for Merryck & Co. Limited, a worldwide business mentoring firm that offers services exclusively for chief executive officers by chief executive officers since May 2008. In 2008, Mr. Goebel became the founding principal and President of Santoku, Inc., a private company that operates five sub and pasta shops under the name Mr. Goodcents and provides cafeteria and vending services in the Kansas City area. In July 2010, Mr. Goebel became President and CEO of Mr. Goodcents Subs and Pastas, a franchisor of the Mr. Goodcents restaurant chain of approximately 100 units. Mr. Goebel has more than 35 years of experience in the retail, food service, and hospitality industries. From August 2006 until November 2007, he served as President and Chief Executive Officer of Applebee’s International, Inc. which operated nearly 2,000 restaurants in the United States and internationally. Mr. Goebel joined Applebee’s in 2001, and there he held several positions, including Senior Vice President of Franchise Operations, Executive Vice President of Operations, Chief Operating Officer, and President, prior to becoming Chief Executive Officer in 2006. From 1998 to 2000, Mr. Goebel was President of Summit Management, Inc., a consulting group specializing in executive development and strategic planning. Previously, Mr. Goebel was the Chief Operating Officer of Finest Foodservice, LLC, a Boston Chicken/Boston Market franchise that he founded and co-owned. The company was responsible for developing 80 restaurants within a seven-state area from 1994 until 1998.

Qualifications:  Mr. Goebel’s qualifications to serve on our Board include his business, operational, management, and leadership development experience in the retail, food service, and hospitality industries, and as an executive consultant, including experience in restaurant operations, restaurant and concept development, franchising, executive development, succession planning, executive compensation and strategic planning. Additionally, both his current restaurant operating experience and his experience at Applebee’s International, provide Mr. Goebel with experience overseeing supply-chain functions and with risk assessment and risk management.

Mr. Hutchison has been a director of the Company since May 1998 and serves as Lead Director. He served 27 years as Chief Executive Officer and Chairman of International Technology Corp., a large publicly traded environmental engineering firm, until his retirement in 1997. Mr. Hutchison serves as a director of Cadiz Inc. (since 1998), a publicly traded company focused on land acquisition and water development, and Cardium Therapeutics, Inc. (since 2006), a publicly traded company focused on the acquisition and development of bio-medical products and businesses. Mr. Hutchison was a member of the Board of Directors of Texas Eastern Products Pipeline Co., LLC, from March 2005 to October 2009, and served as its Chairman of the Board from March 2006 to October 2009. Mr. Hutchison serves as Chairman of the Board of Huntington Hotel Corporation (since 1996), a privately held company, and as a director of The Olson Company (since 1996), a privately held homebuilder.

Qualifications:  Mr. Hutchison’s qualifications to serve on our Board include his business, management and leadership experience at public and private companies and his experience as a private investor, including experience in finance, executive compensation, real estate, and development. In addition, Mr. Hutchison’s service on several public and private boards, on audit committees, and as audit committee Chair, has provided him broad experience with financial oversight, risk assessment, risk management, and the financial and strategic issues facing public and private companies. In 2009, Mr. Hutchison was honored with a Director of the Year award by the Corporate Directors Forum for his service on the board of Jack in the Box Inc.

Ms. Lang has been a director of the Company since November 2003. Ms. Lang has been Chairman of the Board since October 2005, and is currently the Chair of the Executive Committee. She has been Chief Executive Officer of the Company since October 2005 and assumed the additional title of President in 2010. Ms. Lang was President and Chief Operating Officer of the Company from November 2003 to October 2005, and Executive Vice President from July 2002 to November 2003. From 1996 through July 2002, Ms. Lang held officer-level positions at the Company, with marketing or operations responsibilities. Ms. Lang has more than 20 years of experience with the Company in various marketing, finance and operations positions. Ms. Lang is a director on the board of WD-40 Company, a publicly traded company, and serves on the boards of San Diego State University’s College of Business Administration and the San Diego Regional Economic Development Corporation. Ms. Lang also serves on the California State University Board of Trustees.

Qualifications:  Ms. Lang’s qualifications to serve on our Board include her business, operational, management, marketing and financial experience in the restaurant industry gained during her tenure with our Company, including in her current position as Chairman, Chief Executive Officer and President. Her knowledge of our operations, competition and competitive positioning, marketing, research and development, and personnel, along with her deep understanding of our values and culture, bring an important Company perspective to the Board. Her experience as an independent director on the board of a public company and on the boards of multiple civic and educational organizations brings a valuable perspective on strategy, governance, and community to the Board.

Mr. Murphy has been director of the Company since September 2002, and is currently Chair of the Compensation Committee. He has been President and Chief Executive Officer of Sharp HealthCare, San Diego’s largest integrated health system, since April 1996. Prior to his appointment to President and Chief Executive Officer, Mr. Murphy served as Senior Vice President of Business Development and Legal Affairs for Sharp HealthCare. He began his career at Sharp in 1991 as Chief Financial Officer of Grossmont Hospital before moving to a system-wide role as Vice President of Financial Accounting and Reporting.

Qualifications:  Mr. Murphy’s qualifications to serve on our Board include his business and management experience leading Sharp HealthCare, a large integrated healthcare delivery system with multiple facilities and more than 14,500 employees, his experience as a senior financial officer of Sharp HealthCare, and his experience as a Certified Public Accountant, and former partner at Deloitte. The Board benefits from Mr. Murphy’s extensive experience in accounting, finance, financial reporting, auditing, governance, labor relations, compensation, risk assessment and risk management, strategic planning and quality initiatives. As a result of quality and organizational initiatives implemented at Sharp HealthCare in 2007, they were recognized with the Malcolm Baldrige National Quality Award, the nation’s highest Presidential honor for quality and organizational performance excellence. Mr. Murphy serves on the boards of civic organizations and is actively involved with community-based health and social service organizations.

Mr. Myers has been a director of the Company since December 2010. Mr. Myers has served as President and Chief Executive Officer of PETCO Animal Supplies, Inc., a holding company for PETCO Animal Supplies Stores, a large specialty pet supplies retailer in the United States, since 2004. Prior to his appointment to President and Chief Executive Officer, Mr. Myers served as Chief Financial Officer for PETCO from 1998 to 2004. He began his career at PETCO as Vice President and Controller in 1990. Previously, Mr. Myers was a Certified Public Accountant (“CPA”) with KPMG LLP. Mr. Myers serves on the boards of John Carroll University and the Retail Industry Leaders Association. Mr. Myers served on the board of Provide Commerce, an e-commerce retailer and public company, from 2004-2006, when Provide Commerce was acquired. Mr. Myers served on the audit committee at Provide Commerce.

Qualifications:  Mr. Myers’ qualifications to serve on our Board include more than 25 years of financial and retail operations experience, including 10 years as a CPA and public company auditor with KPMG LLP and 16 years with PETCO, a national specialty retail chain with more than 1,000 stores in 50 states. Mr. Myers brings to the Board his experience on a public company board and audit committee, as well as experience with consumer brands, mergers and acquisitions, financial reporting, financial oversight, and the financial and strategic issues facing public and private companies.

Mr. Tehle has been a director since December 2004, and is currently Chair of the Audit Committee. He has been Executive Vice President and Chief Financial Officer of Dollar General Corporation, a large publicly traded company, since June 2004. Mr. Tehle served from 1997 to June 2004 as Executive Vice President and Chief Financial Officer of Haggar Corporation, a manufacturing, marketing, and retail corporation. From 1996 to 1997, he was Vice President of Finance for a division of The Stanley Works, one of the world’s largest manufacturer of tools, and from 1993 to 1996, he was Vice President and Chief Financial Officer of Hat Brands, Inc.

Qualifications:  Mr. Tehle’s qualifications to serve on our Board include his experience in senior financial management at public companies in the retail and manufacturing industries. As an active CFO, he is responsible for the overall financial management of a large retail organization. Mr. Tehle has experience in the oversight of strategic planning, finance, accounting, information systems, investor relations, treasury, internal audit and human resources functions. He brings valuable financial expertise and retail and management experience to the Board.

Ms. Webb has been a director of the Company since July 2008, and is currently Chair of the Nominating and Governance Committee. Ms. Webb has been managing director for Tennenbaum Capital Partners, LLC, a private investment firm, since January 2010. Prior to joining Tennenbaum Capital Partners, Ms. Webb served from April 2008 to January 2010 as Chief Communications and Investor Relations Officer and Senior Advisor for Ticketmaster Entertainment, Inc. Ms. Webb served from 1988 to 2008 with The Walt Disney Company, most recently as Executive Director for The Walt Disney Company Foundation. She also served as Senior Vice President of Investor Relations and Shareholder Services and oversaw the company’s global strategic financial communications. Including previous positions with PaineWebber Inc. and Lehman Brothers,

Ms. Webb has more than 25 years experience in treasury, corporate finance, institutional and retail investor relations, and capital markets.

Qualifications:  Ms. Webb’s qualifications to serve on our Board include her experience in senior management at global public and private companies in the entertainment, media, consumer brands, and Internet industries and her experience in the global financial services industry, including expertise in finance, investor relations, communications, media relations, treasury, corporate governance, corporate social responsibility, strategic planning, investment banking and capital markets. Ms. Webb brings valuable strategic and financial market insight and governance acumen to the Board.

Mr. Wyatt has been a director of the Company since May 2010. Mr. Wyatt has served as President of the Old Navy division of Gap Inc. since 2008. He joined Gap Inc. in 2006 as President of the company’s GapBody division, then was named President of the company’s Outlet division. From 2004 to 2006, Mr. Wyatt was President and CEO at Cutter & Buck Inc., a designer and marketer of upscale apparel, including serving on the publicly held company’s board of directors. From 2002 to 2004, he served as President of Warnaco Intimate Apparel, a global designer and manufacturer and from 1999 to 2002, he was Executive Vice President for Strategic Planning and eBusiness Strategies in the Saks family of companies. Additionally, Mr. Wyatt spent more than 20 years with Vanity Fair Corporation serving ultimately as President of Vanity Fair Intimates and Vanity Fair Intimates Coalition.

Qualifications:  Mr. Wyatt’s qualifications to serve on our Board include his experience in senior management for major consumer brands in large global retail companies, including strategy and business development, marketing and brand building, product development, supply chain, finance, labor relations, human resources, organizational development, succession planning and compensation. He brings extensive experience in growing consumer brands to the Board.

CORPORATE GOVERNANCE

We operate within a comprehensive corporate governance structure that includes high standards of professional and personal conduct. Our Corporate Governance Principles and Practices, our ethics Code of Conduct, the charters for our Audit Committee, Compensation Committee, Finance Committee and Nominating and Governance Committee and other corporate governance information are available at www.jackinthebox.com/investors/corporategovernance. These materials are also available in print to any stockholder upon written request to the Company’s Corporate Secretary, 9330 Balboa Avenue, San Diego, CA 92123. The information on our website is not a part of this Proxy Statement and is not incorporated into any of our filings made with the Securities and Exchange Commission.

Directors’ Independence

The Board has analyzed the independence of each director. It has determined that Messrs. Alpert, Goebel, Hutchison, Murphy, Myers, Tehle, and Wyatt, and Ms. Webb, are independent directors under the NASDAQ Marketplace Rules, as well as the additional Director Independence Guidelines adopted by the Board, and that these directors have no material relationships with the Company. Ms. Lang was determined not to be independent because she is our Chief Executive Officer and President. The Jack in the Box Inc. Director Independence Guidelines are attached hereto as Exhibit A.

Board Meetings, Annual Meeting of Stockholders, and Attendance

The Board held five meetings in fiscal 2010. We expect each director to attend each meeting of the Board and of the committees on which he or she serves. We also expect them to attend the Annual Meeting of Stockholders. During the time each director served on the Board in fiscal 2010, each director attended more than 75% of the meetings of the Board and of the committees on which he or she served. All of the then-sitting directors attended the 2010 Annual Meeting. We currently expect all of our directors standing for election to be present at the 2011 Annual Meeting.

Determination of Current Board Leadership Structure

The Nominating and Governance Committee’s Charter provides that the Committee will annually assess the leadership structure of the Board and recommend a structure to the Board for approval. In September 2010, the Nominating and Governance Committee conducted that assessment, including assessing whether (i) our Chief Executive Officer and President (“CEO”), Ms. Lang, should continue to serve as Chairman of the Board and (ii) the Board should continue to have an independent Lead Director. The Committee recommended to the Board, and the Board approved, that the current structure of combining the positions of Chairman and CEO and appointing a Lead Director is effective and appropriate for the Company at this time.

The Nominating and Governance Committee determined that combining the positions of Chairman and CEO continues to be in the best interests of the Company. The Committee determined that having one individual serve in both roles provides for clear, decisive leadership, accountability, and alignment on corporate strategy. The Committee believes that combining the roles of Chairman and CEO puts Ms. Lang in the best position to use her in-depth knowledge of our industry, our business and its challenges, and our stakeholders, including our major stockholders, employees, and franchisees, to provide the Board with the information and leadership needed to set agendas and direction for the Company. The Committee does not believe that having an independent Chairman would make the Board’s risk oversight processes more effective. The Committee noted that the Chairman and CEO has provided the Board with timely and relevant information regarding the Company’s business.

In reaching its recommendation, the Nominating and Governance Committee also considered:

•	The long standing policies and practices at Jack in the Box for strong, independent oversight, including (i) a Board with a high degree of independence, including only one non-independent member; (ii) Board Committees (other than the Executive Committee) that are composed entirely of independent directors; (iii) Board Committee Chairs who review and approve agendas before Committee meetings; (iv) an annual evaluation of the performance of the Chairman and Chief Executive Officer by the Compensation Committee, which evaluation is then discussed with the independent directors of the Board in executive session; (v) regular executive sessions attended only by independent directors held by the Board and key Board Committees; (vi) the ability of the independent directors to call meetings of the Board and recommend agenda topics to be considered by the Board; and (vii) an independent Lead Director with oversight responsibility for executive sessions of the Board, and information flow to the Board.

•	The impact that changing the current Board leadership structure would have on the Company: The Committee concluded that retaining the current Board leadership structure provides valuable stability and effective leadership as the Company changes its business model from a restaurant operating company to a predominantly franchised company and responds to the challenges of a recessionary economy.

•	The leadership practices at other companies: The Committee considered that the combined Chairman and CEO structure is currently the predominant model of board leadership in larger companies and at peer companies.

Lead Director

The independent directors have appointed a Lead Director from among the independent directors serving on the Board. Our Corporate Governance Principles and Practices provide for the Lead Director to fulfill the following functions: (a) set agendas for the executive sessions of the Board, (b) preside at the executive sessions of the independent directors, (c) act as the main communication channel between the Board and the CEO, and (d) determine the format and adequacy of information flow to the Board. The Lead Director may perform other functions as the Board may direct, including advising management on the agenda for Board meetings. Mr. Hutchison currently serves as Lead Director.

Board Role in Risk Oversight

Management is responsible for the Company’s day-to-day risk management. The Board’s role is to provide oversight of the processes designed to identify, assess and monitor key risks and risk mitigation activities. The Board fulfills its risk oversight responsibilities through (i) reports directly from managers responsible for the management of particular business risks, and (ii) reports by each Committee Chair regarding the Committee’s oversight of specific risk topics.

The Board has delegated oversight of specific risk areas to Committees of the Board. For example, the Audit Committee discusses with management the Company’s major risk exposures and the steps management has taken to monitor and mitigate those exposures, including the processes for enterprise risk assessment and risk management. As another example, the Compensation Committee discusses with management and its independent consultant, the risks arising in connection with the design of the Company’s compensation programs and succession planning. The risk oversight responsibility of each Board Committee is described in its committee charter available at www.jackinthebox.com/investors/corporategovernance. A more detailed discussion of the Compensation Committee’s oversight of compensation risk is found at page 50.

Executive Sessions

Non-employee directors meet in executive session without management present at each regularly scheduled meeting of the Board. Mr. Hutchison is currently designated by the Board to act as the Lead Director for such executive sessions. The Audit Committee also holds executive sessions at each regularly scheduled meeting, and the other committees of the Board meet in executive session as they find appropriate.

Committees of the Board

The Board of Directors has five standing committees: Audit, Compensation, Nominating and Governance, Finance, and Executive. The authority and responsibility of each committee is summarized below. A more detailed description of the functions of the Audit, Compensation, Nominating and Governance, and Finance Committees is included in each committee charter available at www.jackinthebox.com/investors/corporategovernance.

Committee Member Independence.  The Board has determined that each member of the Audit, Compensation, Nominating and Governance, and Finance Committees is an independent director for purposes of NASDAQ listing rules as well as under the additional Independence Guidelines adopted by the Board. In addition, the members of the Audit Committee are all independent as required under Rule 10A-3(b)(1)(ii) under the Securities Exchange Act of 1934, and the members of the Compensation Committee are independent as required under Section 162(m) of the Internal Revenue Code.

Audit Committee.  As more fully described in its charter, the Audit Committee assists the Board of Directors with overseeing:

•	the integrity of the Company’s financial reports;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent registered public accountant’s performance, qualifications and independence;

•	the performance of the Company’s internal auditors; and

•	the Company’s processes for identifying, evaluating, and addressing major financial, legal, and regulatory compliance risks.

The Audit Committee has sole authority to select, evaluate, and when appropriate, replace the Company’s independent registered public accountants.

The Audit Committee meets at least each quarter with the Company’s independent registered public accountants, KPMG LLP (“KPMG”), the Company’s Director of Internal Audit, and management to review the Company’s annual and interim consolidated financial results before the publication of quarterly earnings press releases and the filing of quarterly and annual reports with the Securities and Exchange Commission (“SEC”). The Audit Committee also meets at least each quarter in private sessions with KPMG, management and the Director of Internal Audit. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by SEC rules. Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee on page 19. The Audit Committee held six meetings in fiscal 2010.

Compensation Committee.  As more fully described in its charter, the Compensation Committee assists the Board in discharging the Board’s responsibilities relating to director and executive officer compensation, and it oversees the evaluation of management. The Compensation Committee reviews and approves the Company’s compensation philosophy, each of the compensation components, equity and benefit plans, and the compensation of executive officers, including performance goals and objectives for performance-based executive compensation. The Compensation Committee discusses with management and reports to the Board regarding major risk exposures and the monitoring and mitigation activities undertaken by management in connection with the design and administration of the Company’s compensation programs and succession planning. The Committee approved the disclosures in the Company’s Compensation Discussion and Analysis beginning on page 30 of this Proxy Statement. The Compensation Committee held six meetings in fiscal 2010.

Executive Committee.  The Executive Committee is authorized to exercise all powers of the Board in the management of the business and affairs of the Company while the Board is not in session. The Executive Committee did not meet in fiscal 2010.

Finance Committee.  As more fully described in its charter, the Finance Committee assists the Board in advising and consulting with management concerning financial matters of importance to the Company. Topics considered by the Committee include the Company’s capital structure, financing arrangements, stock repurchase programs, capital investment policies, oversight of the Company’s retirement plans, the budget process, and the financial implications of major acquisitions and divestitures. The Finance Committee discusses with management and reports to the Board regarding major risk exposures and the monitoring and mitigation activities undertaken by management in connection with the matters overseen by the Committee including proposed mergers, acquisitions, reorganizations and divestitures. The Finance Committee held five meetings in fiscal 2010.

Nominating and Governance Committee.  As more fully described in its charter, the Nominating and Governance Committee duties include identifying and recommending qualified candidates to be nominated for election as directors at the annual meeting or to be appointed by the Board to fill an existing or newly created vacancy on the Board; recommending members of the Board to serve on each Board committee; and annually reviewing and recommending the leadership structure of the Board. The Nominating and Governance Committee discusses with management and reports to the Board regarding major risk exposures in connection with matters overseen by the Committee. Its activities include:

•	considering nominees properly submitted by stockholders;

•	evaluating sitting directors each year for re-nomination;

•	reviewing and recommending to the Board a set of corporate governance guidelines;

•	providing oversight with respect to the annual evaluation of Board, Committee and individual director performance;

•	overseeing the Corporation’s political and charitable contributions;

•	assisting the Board in its oversight of the Corporation’s insider trading compliance program; and

•	recommending director education.

All nominees for election as Directors currently serve on the Board of Directors and are known to the Nominating and Governance Committee in that capacity. The Nominating and Governance Committee held six meetings in fiscal 2010.

Policy Regarding Consideration of Candidates for Director.  The Nominating and Governance Committee has the responsibility to identify, screen, and recommend qualified candidates to the Board. In order to be evaluated in connection with the Nominating and Governance Committee’s established procedures, stockholder recommendations for candidates for the Board must be sent in writing to the following address at least 120 days prior to the first anniversary of the date of the previous year’s Annual Meeting of Stockholders:

Nominating and Governance Committee of the Board of Directors
c/o Office of the Corporate Secretary
Jack in the Box Inc.
9330 Balboa Avenue
San Diego, CA 92123

Any recommendation submitted by a stockholder to the Nominating and Governance Committee must include the same information concerning the potential candidate and the recommending stockholder as would be required under Article III, Section 3.16 of the Jack in the Box Inc. Bylaws if the stockholder wished to nominate the candidate directly. In evaluating director candidates, the Nominating and Governance Committee considers the qualifications listed in the Jack in the Box Inc. Corporate Governance Principles and Practices, which are available at www.jackinthebox.com in the “Investors” section under the link for “Corporate Governance.” The following are some of the factors considered by the Nominating and Governance Committee in evaluating director candidates:

•	The appropriate size of the Board;

•	The needs of the Company with respect to particular skills, background, and experience;

•	The skills, background and experience of the nominee in light of the skills, background and experience already possessed by members of the Board, including whether those qualities add to a variety of viewpoints on the Board;

•	Independence from management and potential conflicts of interest;

•	Experience with accounting rules and practice;

•	Experience with executive compensation;

•	Applicable regulatory and listing requirements;

•	The benefits of constructive working relationships among directors;

•	The desire to balance the considerable benefits of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Committee considers all candidates regardless of the source of the recommendation. In addition to stockholder recommendations, the Committee considers recommendations from current directors, Company personnel and others. From time to time, the Nominating and Governance Committee retains a search firm to assist it in identifying and screening candidates, and conducting reference checks. During fiscal year 2010, at the Committee’s request, the Company engaged one such search firm, The Alexander Group, and paid approximately $23,000 in connection with identification of possible candidates. The Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources.

A candidate nominated by a stockholder for election at an Annual Meeting of Stockholders will not be eligible for election unless the stockholder proposing the nominee has provided timely notice of the nomination in accordance with the deadlines (at least 120 days and no more than 150 days prior to the first anniversary of the date of the previous year’s Annual Meeting of Stockholders) and other requirements set forth in the Company’s Bylaws.

Article III, Section 3.16 of the Company’s Bylaws provides that, in order to be eligible for election as a Director, a candidate must deliver to the Corporate Secretary statements indicating whether the candidate:

(a) is a party to any voting commitment that has not been disclosed to the Company;

(b) is a party to any voting commitment that could limit the nominee’s ability to carry out a director’s fiduciary duties;

(c) is a party to any arrangements for compensation, reimbursement, or indemnification in connection with service as a director and committing not to become a party to any such arrangement;

(d) will comply with the Company’s publicly disclosed policies and guidelines.

The foregoing is a summary of provisions of the Company’s Bylaws, and is qualified by reference to the actual provisions of Article III, Section 3.16.

Committee Assignments

In 2010, the Board of Directors approved the following Board Committee assignments and designated Murray Hutchison as the Lead Director. The Board of Directors considers new assignments and the designation of a new Lead Director each February:

Nominating &
	Audit	Compensation	Governance	Finance	Executive	Lead
Directors	Committee	Committee	Committee	Committee	Committee	Director

Michael E. Alpert*			✓	Chair
David L. Goebel		✓	✓
Murray H. Hutchison	✓	✓			✓	✓
Linda A. Lang					Chair
Michael W. Murphy	✓	Chair			✓
James M. Myers**
David M. Tehle	Chair			✓
Winifred M. Webb			Chair	✓
John T. Wyatt		✓		✓

*	Mr Alpert has advised the Board of Directors that he is retiring and will not stand for re-election at the Annual Meeting of Stockholders in February 2011. The Nominating and Governance Committee will recommend a new chair of the Finance Committee.

**	Mr. Myers has not yet been assigned to a Committee. The Nominating and Governance Committee will recommend Committee assignments in February 2011.

Ethics Code of Conduct

In 1998, the Company adopted a code of ethics applicable to all Jack in the Box Inc. directors, officers, and employees. This Code is updated from time to time, most recently during fiscal 2009. The Code of

Conduct discusses our policies and our commitments pertaining to, among other things, safe workplaces, accurate business records, information security, confidentiality, securities trading, fairness in business practices, conflicts of interest, and antitrust laws. The Code of Conduct is available on the Company’s website www.jackinthebox.com, in the “Investors” section, under “Corporate Governance.” The Company also provides all franchisees and significant vendors with its Code of Conduct, and with procedures for communicating any ethics or compliance concerns.

We will disclose amendments to, or waivers of our Code of Conduct that are required to be disclosed under the securities rules, by posting such information on the Company’s website, www.jackinthebox.com. Any waiver of our Code of Conduct for directors or executive officers must be approved by the Board of Directors. The Company has not made any such waivers and does not anticipate making any such waiver.

Corporate Governance Principles and Practices

The Company has adopted Corporate Governance Principles and Practices (the “Principles and Practices”) which contain general principles regarding the function of the Board of Directors and the Board Committees. The Principles and Practices are reviewed regularly by the Nominating and Governance Committee and revised when appropriate. The full text of the Principles and Practices may be found at www.jackinthebox.com/investors/corporategovernance. The Principles and Practices address many of the items discussed above, and also include, among other things, the following items concerning the Board:

1. Limitation on Other Board Service.  The Company’s Corporate Governance Principles and Practices set forth the Board’s policy limiting non-employee directors to simultaneous service on the Boards of no more than four public companies, including Jack in the Box Inc. The Board has an approval process that generally limits each of our officers to serving on no more than one public company’s board outside of Jack in the Box Inc. The approval process considers both the time commitment and potential business conflicts inherent in such service, and is administered by the Nominating and Governance Committee.

2. Retirement Policy.  The Board has adopted a retirement policy under which directors may not stand for election or be appointed after age 73.

3. Board, Committee, and Individual Director Evaluations.  Each year the Directors complete an evaluation process focusing on an assessment of Board operations as a whole and the service of each director. Additionally, each of the Audit, Compensation, Finance, and Nominating and Governance Committees conducts a separate evaluation of its own performance and the adequacy of its Charter. The Nominating and Governance Committee coordinates the evaluation of individual directors and of the Board operations, and reviews and reports to the Board on the annual self-evaluations completed by the committees.

4. New-Director Orientation and Continuing Education.  The Board works with management to schedule new-director orientation programs and continuing education programs for directors. Orientation is designed to familiarize new directors with the Company and the restaurant industry as well as Company personnel, facilities, strategies and challenges. Continuing education programs may include in-house and third party presentations and programs.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is an officer, former officer, or employee of the Company. During fiscal 2010, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During fiscal 2010, no interlocking relationship existed between any of our executive officers or Compensation Committee members, on the one hand, and the executive officers or Compensation Committee members of any other entity, on the other hand.

Communications with the Board of Directors

Stockholders or others who wish to communicate any concern of any nature to the Board of Directors, any Committee of the Board, or any individual director or group of directors, may write to a director or directors in care of the Office of the Corporate Secretary, Jack in the Box Inc. 9330 Balboa Avenue, San Diego, CA 92123, or telephone 1-888-613-5225.

Your letter should indicate that you are a stockholder of the Company. Comments or questions regarding our accounting, internal controls or auditing matters will be referred to members of our Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating and Governance Committee. For all other matters, our Corporate Secretary will, depending on the subject matter:

•	forward the communication to the director or directors to whom it is addressed;

•	forward the communication to the appropriate management personnel;

•	attempt to handle the inquiry directly, for example where it is a request for information about our Company, or it is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

The Compensation Committee of the Board of Directors has the responsibility for recommending to the Board the form and amount of compensation for non-employee directors. As an employee of the Company, Ms. Lang receives no additional compensation for her role as a director. The following discussion of compensation and stock ownership guidelines applies only to non-employee directors and does not include Ms. Lang.

The Board believes that total compensation for directors should be competitive with that paid to directors in our Peer Group. Our Board members receive a combination of equity and cash to reflect a focus on both (i) compensation for the Board’s continuing oversight and corporate governance role, and (ii) long-term performance and stockholder value.

Annual Retainer

Each director receives an annual cash retainer of $50,000. The Lead Director of the Board receives an additional $10,000 retainer.

Total Direct Compensation

Total direct compensation for directors consists of all retainers and equity awards. Targeted total direct compensation is set to deliver compensation that approximates the 50th percentile of the same Peer Group used for our Executives. The Peer Group includes companies in the restaurant, retail, and hospitality industries.

Committee Chair and Committee Membership Retainer

In addition to the annual retainer, each director receives a retainer for their service as a committee chair or as a committee member in the amounts shown in the table below. In fiscal 2010, the Board of Directors approved an increase in the Compensation Committee Chair retainer from $18,750 to $25,000 to recognize the increased level of responsibility and time required in chairing this committee.

Committee Chair Retainer

(includes committee membership)

Audit	$25,000
Compensation	$25,000
Finance	$12,500
Nominating & Governance	$12,500

Committee Membership Retainer

Audit	$10,000
Compensation	$7,500
Finance	$5,000
Nominating & Governance	$5,000

When directors are elected to our Board, their retainers are paid in cash or are credited to the director’s Deferred Compensation Plan account on the first day of the month following the Annual Meeting. If a director is appointed to the Board at any time other than the Annual Meeting, prorated retainers are paid.

Deferred Compensation Plan

Directors may elect to defer receipt of all or a part of the annual or committee retainers in the form of Common Stock equivalent units under the Jack in the Box Inc. Deferred Compensation Plan for Non-Management Directors (the “Deferred Compensation Plan”). The number of Common Stock equivalents credited to a director’s account is based on a per share price equal to the average of the closing price of Jack in the Box Inc. stock on the NASDAQ Stock Market during the ten (10) trading days immediately preceding the date the deferred compensation is credited to the director’s account. The amount in a director’s account is settled in an equal number of shares of Common Stock when the director retires or terminates service from the Board. The Deferred Compensation Plan is a non-qualified plan under the Internal Revenue Code.

Other Expenses

The Company reimburses directors for customary and usual travel and out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

Equity Awards

Equity grants for our non-employee directors are intended to compensate them for their role in corporate governance and strategic oversight, and are made in the form of restricted stock units (“RSUs”). The Company grants RSUs for the following reasons:

•	RSUs cause the value of directors’ share ownership to rise and fall with that of other stockholders, serving the objective of alignment with stockholder interests.

•	Restricted stock and RSUs are a prevalent form of director compensation among peer companies.

•	The value of RSUs is less sensitive to grant price and share price movements than is the value of stock options. This mitigates directors’ personal interest in short-term share price increases.

The Compensation Committee considers the following in determining the value of equity awards to directors:

•	Total direct compensation (“TDC”) is targeted at approximately the 50th percentile of the Peer Group. In fiscal 2010, we determined that an equity grant of $80,000, when combined with retainers, would deliver TDC that approximated the 50th percentile of the Peer Group.

•	To determine the number of restricted stock units granted, the value of the equity grant is divided by the closing price of Jack in the Box stock on the date of grant.

The RSUs vest on the first business day 12 months from the date of grant. If the vest date occurs during a closed trading “window period,” (as specified in the Company’s Employee/Insider Trading Policy), then vesting will be deemed to occur on the first day of an open window period. Directors may make an election to defer the restricted stock units.

Initial Equity Grant for Newly Elected Non-Employee Directors

New directors are granted an initial equity award of RSUs when they join the Board. The number of RSUs in an initial grant to a new director is determined by doubling the number of RSUs awarded to directors in the most recent annual grant.

Director Stock Ownership Guidelines

The Board believes that all directors should have a meaningful ownership interest in Jack in the Box to align their interests with those of our stockholders. In fiscal 2007, the Board adopted ownership guidelines that require directors to acquire and hold $150,000 in Jack in the Box Common Stock (not including stock options) within three years of joining the Board. Direct or indirect holdings and stock equivalents in the Deferred Compensation Plan are considered in determining whether a director meets stock ownership guidelines.

The table below shows each non-employee director’s ownership value as of fiscal year end 2010 based on a closing stock price of $21.47. As of fiscal year end 2010, each of the non-employee directors met the stock ownership guidelines. Mr. Myers joined the Board after the end of fiscal 2010 and currently holds no Jack in the Box stock.

		Deferred
Name	Direct Holdings/RSUs	Units	Total

Mr. Alpert	$296,522	$1,465,564	$1,762,086
Mr. Goebel	$189,172	$0	$189,172
Mr. Hutchison	$429,636	$682,371	$1,112,007
Mr. Murphy	$189,172	$670,189	$859,361
Mr. Tehle	$253,582	$403,636	$657,218
Ms. Webb	$189,172	$0	$189,172
Mr. Wyatt	$296,522	$0	$296,522

Fiscal 2010 Compensation

The following table provides information regarding compensation for each of the Company’s non-employee directors for fiscal 2010. Mr. Myers joined the Board after the end of fiscal year 2010 and did not receive any compensation during fiscal 2010.

	Retainers Earned or	RSU
	Paid In Cash	Awards
Name	(2)	(3)	Total

Mr. Alpert	$67,500	$80,000	$147,500
Mr. Goebel	$62,500	$80,000	$142,500
Mr. Hutchison	$77,500	$80,000	$157,500
Mr. Murphy	$85,000	$80,000	$165,000
Mr. Tehle	$80,000	$80,000	$160,000
Ms. Webb	$67,500	$80,000	$147,500
Mr. Wyatt(1)	$49,479	$287,000	$336,479

(1)	Mr. Wyatt joined the Board of Directors effective May 4, 2010 and received prorated retainers for the time he was a director in 2010.

(2)	The amount reported in the “Retainers Earned or Paid in Cash” column reflects total retainers paid to each Director in 2010 either in cash or deferred at the director’s election.

(3)	The amount in the “RSU Awards” column reflects restricted stock unit grants under the 2004 Stock Incentive Plan. The restricted stock units vest 100% on the first business day 12 months from the date of grant. Each non-employee director received an award of 3,811 RSUs valued at $80,000 on the grant date of September 23, 2010. In addition, Mr. Wyatt received an initial grant of 10,000 RSUs upon joining the Board of Directors valued at $207,000 on the grant date of July 29, 2010.

The table below sets forth the aggregate number of restricted stock units and shares underlying stock options outstanding at the end of fiscal 2010.

		Aggregate Number of
	Aggregate Number of	Stock Options
Name	Restricted Stock Units	Outstanding

Mr. Alpert	8,811	60,400
Mr. Goebel	8,811	24,000
Mr. Hutchison	8,811	87,400
Mr. Murphy	8,811	60,400
Mr. Tehle	8,811	60,400
Ms. Webb	8,811	24,000
Mr. Wyatt	13,811	0

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Jack in the Box Inc.’s audited consolidated financial statements for the fiscal year ended October 3, 2010.

The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of the three directors named below, each of whom is an “independent director” as defined in the listing standards of the NASDAQ Stock Market. Our Board has determined that each of the members of the Audit Committee is an audit committee financial expert as defined by the Securities and Exchange Commission (“SEC”). The duties of the Audit Committee are summarized in this Proxy Statement under Committees of the Board on page 11 and are more fully described in the Audit Committee charter adopted by the Board of Directors. Each year, the Audit Committee reviews and assesses the adequacy of its charter and conducts a review and evaluation of the Committee’s operations. The Audit Committee charter can be found on the Company’s website at www.jackinthebox.com/investors/corporategovernance.

Management is responsible for the Company’s accounting and financial reporting principles; for establishing, maintaining, and evaluating the effectiveness of disclosure controls and procedures as well as internal controls over financial reporting; and for the preparation, presentation and integrity of the Company’s consolidated financial statements.

KPMG LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), and for issuing reports thereon.

Jack in the Box Inc. has an Internal Audit Department that reports to the Audit Committee and the Company’s General Counsel. The Internal Audit Department’s responsibilities include reviewing and evaluating the Company’s internal controls.

The function of the Audit Committee is not to duplicate the activities of management, or the internal or external auditors, but to serve a Board-level oversight role in which it provides advice, counsel and direction to management and the auditors. As more fully described in its charter, one of the Audit Committee’s primary responsibilities is to assist the Board in this general oversight of Jack in the Box Inc.’s financial reporting, internal controls, and audit functions. The Audit Committee has sole authority to select, evaluate, approve fees, and when appropriate, to replace the Company’s independent registered public accountants. The Audit Committee also pre-approves all services performed by the independent auditors. The Audit Committee has appointed KPMG as the Company’s independent registered public accountants for fiscal year 2011, and has requested stockholder ratification of its appointment.

During the course of fiscal 2010, the Audit Committee met and discussed with representatives of management, the Internal Audit Department staff, and the independent auditor, the matters over which the Audit Committee has oversight responsibility. The Audit Committee met regularly in separate private sessions with representatives of management, the Internal Audit Department staff, and the independent auditors. The Audit Committee reviewed and discussed with management and KPMG the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2010. The Audit Committee reviewed and discussed management’s report on the effectiveness of the Company’s internal control over financial reporting and KPMG’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements, and (ii) the effectiveness of internal control over financial reporting.

The Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended, and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, the Audit Committee received the written disclosures and the letter from KPMG as required by professional and regulatory standards and discussed with KPMG its independence from the Company.

The Audit Committee has discussed with management and KPMG such other matters and received such assurances from them as the Audit Committee deemed appropriate.

Based on the reviews and discussions referred to above, and the reports of KPMG, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2010, for filing with the SEC.

THE AUDIT COMMITTEE
David M. Tehle, Chair
Murray H. Hutchison
Michael W. Murphy

This report is not deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FEES AND SERVICES

The following table presents fees billed for professional services rendered by KPMG, the Company’s independent registered public accountants, for the fiscal years ended October 3, 2010, and September 27, 2009.

	2010	2009

Audit Fees(1)	$990,000	$1,190,000
Audit Related Fees(2)	32,500	—
Tax Fees(3)	12,000	20,000

KPMG Total Fees	$1,034,500	$1,210,000

(1)	Audit fees include fees for the audit of the Company’s consolidated annual financial statements and the audit of the effectiveness of internal controls over financial reporting. Audit fees also include fees for review of the interim financial statements included in our Form 10-Q quarterly reports, the review of Franchise Disclosure Documents required in connection with state registrations of our franchise offering, and the issuance of consents and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	These fees consist of assurances and services performed by our independent registered public accountants that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not included under “Audit Fees.”

(3)	Tax fees consist of aggregate fees billed for professional services rendered by our independent registered public accountants for tax compliance, tax advice, and tax planning.

Registered Public Accountants’ Independence.  The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining KPMG’s independence, and has determined that the provision of such services has not adversely affected KPMG’s independence.

Policy on Audit Committee Pre-Approval.  The Company and its Audit Committee are committed to ensuring the independence of the independent registered public accountants, both in fact and in appearance. In this regard, the Audit Committee has established a pre-approval policy in accordance with applicable securities rules. The Audit Committee’s pre-approval policy is set forth in the Policy for Audit Committee Pre-Approval of Services, included as Exhibit B to this Proxy Statement.

PROPOSAL TWO

APPROVAL OF AMENDED AND RESTATED ANNUAL PERFORMANCE INCENTIVE PLAN

The Compensation Committee of the Board of Directors of the Company originally adopted a Performance Bonus Plan in 2000. The stockholders of the Company approved the adoption of the Performance Bonus Plan in February 2001 and reapproved it in February 2006. In November 2010, the Compensation Committee approved an amended and restated version of the Performance Bonus Plan, now called the Amended and Restated Annual Performance Incentive Plan (the “Plan”).

The purpose of the Plan is to promote the interests of the Company and its stockholders by providing performance-based incentives to certain key employees and officers of the Company and its affiliates that qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). The Plan is an unfunded, performance-based plan designed to tie compensation directly to achievement of the Company’s objectives. At the Annual Meeting, the stockholders are being asked to approve the Plan as amended and restated. The Plan, as amended and restated, among other things, expands the list of financial performance measures, adds certain operational performance measures, and provides that the Compensation Committee may use its discretion to reduce potential incentive payments payable to any participant.

Section 162(m) limits to $1 million per person annually the amount that may be deducted for compensation paid to a public corporation’s principal executive officer or any of the three highest compensated officers (other than the principal executive officer or principal financial officer) whose total compensation is required to be reported to the stockholders under the Securities Exchange Act of 1934. Section 162(m) provides an exemption from this limit for qualified performance-based compensation. The Plan is intended to qualify as a performance-based compensation plan for purposes of Section 162(m) to permit the Company to receive a federal income tax deduction for the payment of performance-based compensation to its executives.

The stockholders of the Company previously approved the Plan in 2001 and 2006. However, Section 162(m) requires that plans such as the Plan be approved by the stockholders of the Company every five years in order to meet the performance-based compensation exception to the limitation on deductions. Stockholder approval of the Plan serves the purpose of ensuring the tax deductibility of any incentive payments under the Plan.

Summary of the Plan

The following description summarizes the principle features of the Plan but is qualified in its entirety by reference to the full text of the Plan set forth as Exhibit C to this Proxy Statement.

Officers and other key employees of the Company and its affiliates selected by the Compensation Committee are eligible to participate in the Plan. To be eligible for any incentive payment under the Plan, the employee must be an active employee for 6 or more consecutive full accounting periods during the fiscal year, must be in a “director” position or above for at least one full accounting period during the fiscal year, must not be eligible to participate in any other Company annual performance incentive plan, and must be performing at a satisfactory level or higher at the time of the scheduled payment.

As of December 1, 2010, approximately 87 employees, including 9 executive officers, are eligible to participate in the Plan during fiscal 2011.

Administration

The Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee consists solely of non-employee directors who are outside directors within the meaning of Section 162(m). The Compensation Committee has the authority to, among other things, select eligible participants, determine the size and terms of incentive awards subject to the terms of the Plan, establish performance objectives, and determine whether such performance objectives were attained. The Compensation Committee is authorized to interpret the Plan, establish, amend and rescind any rules and regulations relating to the Plan, and make any other determinations that it deems necessary or desirable for the administration of the Plan. Any decision of the Compensation Committee in the interpretation and administration of the Plan is within the Compensation Committee’s sole and absolute discretion and will be final, conclusive and binding on all parties concerned.

The Board of Directors or Compensation Committee may terminate, alter, suspend or amend the Plan at any time pursuant to the terms of the Plan.

Performance Goals

At the beginning of each fiscal year, the Compensation Committee will establish performance goals with respect to one or more measures of business, financial, and/or operational performance (each, a “Performance Measure”). The ability to set performance goals with respect to operational measures, as described below, is new in the amended and restated Plan.

Performance Measures have the same meanings as used in the Company’s financial statements, or if such terms are not used in the Company’s financial statements, they have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Company’s industry. Performance Measures are calculated with respect to the Company and each affiliate consolidated with the Company for financial reporting purposes or such division or other business unit as may be selected by the Compensation Committee. For purposes of the Plan, the Performance Measures are calculated before the effect of changes in accounting standards, restructuring charges and similar extraordinary items, determined according to criteria established by the Compensation Committee, occurring after the establishment of the performance goals.

Before the amendment and restatement of the Plan, the Performance Measures could be one or more of the following as determined by the Compensation Committee: earnings before taxes (EBT), earnings before interest, taxes, depreciation and amortization (EBITDA), net earnings, earnings per share (EPS), return on invested capital (ROIC), return on assets (ROA), or return on equity (ROE), or any other related financial measures.

The Performance Measures in the amended and restated Plan have been expanded and now may be one or more of the following, which now also include operational measures, as determined by the Compensation Committee: sales, revenue, gross margin, operating margin, operating income, pre-tax profit, earnings before taxes (EBT), earnings before interest, taxes, depreciation and amortization (EBITDA), net income, net earnings, cash flow, expenses, stock price, earnings per share (EPS), operating earnings per share, defined operating earnings per share, return on equity (ROE), return on capital, return on assets (ROA), return on invested capital (ROIC), economic value added, number of customers, market share, same-store sales, restaurant operating margin (ROM), return on investment, profit after tax, guest satisfaction, guest transactions, number of restaurants franchised, or number of restaurants remodeled or reimaged.

Based on one or more of the foregoing Performance Measures, the Compensation Committee will establish: (i) objective financial performance goals, and/or (ii) operational performance goals, and (iii) the formula to be followed in calculating any incentive payments with respect to the goals. At the end of the fiscal year and prior to any incentive payments made under the Plan, the Compensation Committee must certify the level of performance attained relative to financial performance goals and/or operational performance goals. Each participant may receive an incentive payment only for the specific performance level attained and approved by the Compensation Committee.

The Compensation Committee may exercise its discretion to reduce the potential incentive payments payable to any participant. The Compensation Committee may choose to exercise this discretion to reflect its assessment of the quality of achievement of financial or operational goals established by the Compensation Committee or to take into account additional factors that the Compensation Committee may deem relevant to the assessment of individual or corporate performance. The Compensation Committee does not have the discretion to increase the amount of any bonus payment that would otherwise be due upon the attainment of applicable performance criteria by a participant covered by Section 162(m).

The Compensation Committee established the performance goals for fiscal 2011 incentives based on defined operating EPS. The Committee intends to exercise its discretion to adjust potential incentive awards based on achievement of the defined operating EPS goal downward based on level of achievement of ROM goals set by the Compensation Committee and on its assessment of the quality of achievement of operational goals tied to the Company’s refranchising strategy and reimage program.

For fiscal 2011 incentives, no incentive payments will be made unless performance is above the threshold level of defined operating EPS established by the Compensation Committee. If the Committee has determined that the defined operating EPS threshold is achieved, then the maximum funded payout opportunity is 200% (CEO) or 90-150% (other executives). The Committee has the discretion to decrease the maximum funded amount based on its assessment of achievement of defined operating EPS, ROM, and operational performance goals. The Annual Performance Incentive Plan is designed so that payments made under this plan qualify as performance-based pay for tax deductibility under Section 162(m).

The Compensation Committee believes that the specific goals and targets constitute confidential business information, the disclosure of which could adversely affect the Company. The Company believes that the amendments to the Plan will not materially affect the amount of annual incentive payments payable under the Plan.

Incentive Payments

Incentive payments under the Plan are paid in cash in a lump sum after the end of the performance year. Under the amended and restated Plan, awards will no longer be made in the form of restricted stock units. The maximum individual incentive in any fiscal year is $3 million.

In the event of a participant’s termination of employment during the fiscal year due to the participant’s death, disability, or retirement at age 55 or older with 10 years of service, the participant will remain eligible for a prorated incentive payment; however, the amount of any incentive will be based on actual Company performance for the fiscal year and attainment of goals. In all other cases, a participant whose employment terminates voluntarily or involuntarily prior to the end of the fiscal year will not be eligible to receive an incentive payment. If termination occurs after the end of the fiscal year, but before distribution of any incentive payment, the Compensation Committee reserves the right in its absolute discretion to determine if any payment will be made.

Since incentives under the Plan are based on performance objectives established for each fiscal year, the amount of incentives to be paid in the future to any of the executive officers cannot be determined at this time since the performance period has not yet been completed. Actual incentive payments will depend upon actual performance measured against the pre-established performance goals.

Required Vote and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting in person or by proxy (assuming a quorum). If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the effect of a negative vote. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board of Directors believes that it is in the best interests of the Company and its stockholders to approve the Plan and to enable the Plan to comply with the requirements of Section 162(m). If the stockholders fail to approve the Plan at the Annual Meeting, the Plan will not qualify as performance-based for purposes of Section 162(m). In the event that the Plan is not approved by the Company’s stockholders, any subsequent incentive payments in amounts which when combined with other non-exempt compensation exceed the limit set forth in Section 162(m) for the Company’s CEO or any of the three highest compensated officers (other than the principal executive officer or principal financial officer) would not be deductible under Section 162(m).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED ANNUAL PERFORMANCE INCENTIVE PLAN.

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed the firm of KPMG LLP as the Company’s independent registered public accountants for fiscal year 2011. Although action by stockholders in this matter is not required, the Audit Committee believes it is appropriate to seek stockholder ratification of this appointment.

KPMG has served as the Company’s independent auditor since 1986. One or more representatives of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions from stockholders. The following proposal will be presented at the Annual Meeting:

Action by the Audit Committee appointing KPMG LLP as the Company’s independent registered public accountants to conduct the annual audit of the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending October 2, 2011, is hereby ratified, confirmed and approved.

Approval of this proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting (assuming a quorum). Abstentions will be treated as a vote cast, and will have the same effect as a vote “AGAINST” this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

PROPOSAL FOUR

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors is providing stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers. This proposal, commonly known as a “Say on Pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our named executive officers.

The Say on Pay vote is advisory, and therefore not binding on the Compensation Committee or Board of Directors. Although the vote is non-binding, the Compensation Committee and the Board will review the voting results, seek to determine the cause or causes of any significant negative voting, and take them into consideration when making future decisions regarding executive compensation programs.

We design our executive compensation programs to implement our core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of long-term stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives.

We believe stockholders should consider the following when voting on this proposal.

Pay for Performance Orientation

Base Salaries.   In anticipation of a challenging economic environment in fiscal 2010, the Company froze fiscal 2010 base bay, excluding increases resulting from promotions.

Annual Incentives.  Because the Company’s performance did not meet established goals for fiscal 2010, the Compensation Committee did not approve annual incentive payments, with the exception of an annual incentive payment to the CEO of our subsidiary Qdoba, commensurate with Qdoba’s achievement of its EBITDA goal.

Long-Term Incentives.   In fiscal 2010, the Compensation Committee introduced “Performance Units” in lieu of stock options for 30% of executive long-term incentive compensation. For fiscal 2011, our long-term incentive compensation consists of three equity vehicles: (i) stock options that vest evenly over three years; (ii) Performance Units that may be earned in shares of stock at the end of three years, based on the achievement of financial and operational goals, and (iii) restricted stock units that vest evenly over five years and are subject to a holding requirement. We believe this mix of incentives motivates and rewards our executive officers for sustaining longer term financial and operational performance that should lead to increases in stockholder value.

Alignment with Long-Term Stockholder Interests

Our executive compensation is heavily weighted toward variable, at risk pay in the form of annual and long-term incentives, with a large portion of executive compensation tied to long-term performance.

In addition, the Company has adopted:

•	Stock Ownership Guidelines — We focus our executives on long-term stockholder value by requiring senior executives at Jack in the Box to own a significant amount of the Company’s stock.

•	Holding Requirements — Beginning fiscal 2011, until stock ownership guidelines are met, Jack in the Box senior executives will be required to hold 100% of the after-tax net shares awarded them under restricted stock unit awards. If stock ownership guidelines are met, senior executives will be required to hold 50% of the after-tax net shares. The shares must be held until termination. The Chief Executive Officer of our subsidiary, Qdoba Restaurant Corporation, is required to hold 50% of after-tax net shares.

•	No Repricing — Our 2004 Stock Incentive Plan expressly prohibits repricing awards without stockholder approval.

Competitive Pay

We target the value of base salary, total cash compensation, and total direct compensation offered to our executives around the 50th percentile of the market for performance that meets expectations, with the opportunity for above-market compensation only if performance exceeds expectations.

Our Compensation Committee is advised by an independent compensation consultant who does not perform any work for management.

The independent consultant and the Compensation Committee annually compare our executive compensation levels and elements with compensation levels and elements at other companies.

Beginning in fiscal 2011, the peer group used to compare the levels and elements of compensation has been expanded from 13 to 23 companies in the restaurant and retail/hospitality industries to provide a more robust perspective on pay levels and practices.

Recommendation

The Board believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving our core objectives. Accordingly, the Board of Directors recommends that you vote in favor of the following resolution:

“RESOLVED, that Jack in the Box Inc. stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement.”

Approval of the Say on Pay proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions and broker non-votes will not count as votes cast “FOR” or “AGAINST” the proposal, and will have no effect on the outcome of the proposals.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THIS PROPOSAL.

PROPOSAL FIVE

ADVISORY VOTE ON THE FREQUENCY OF A
STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

This proposal gives our stockholders the opportunity, through the following resolution, to advise our Board how often we should conduct an advisory Say on Pay vote on the compensation of our named executive officers:

“RESOLVED, that an advisory vote of the stockholders of Jack in the Box Inc. to approve the compensation of named executive officers as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, shall be held at an annual meeting of stockholders, beginning with the 2011 Annual Meeting of Stockholders, (i) every 3 years, (ii) every 2 years, or (iii) every year.”

The enclosed proxy card gives you four choices for voting on this item. You can choose whether the Say on Pay vote should be conducted every 3 years, every 2 years, or every year. You may also abstain.

Factors to Consider in Voting on this Proposal

Our Board has reviewed the evolution of Say on Pay proposals and considerations regarding the frequency of such proposals, and has carefully studied the alternatives in an effort to determine the approach that would best serve Jack in the Box and its stockholders. Our Board has heard many arguments supporting an annual vote, and equally compelling arguments supporting a vote every three years. Each position has advantages and disadvantages.

Arguments favoring a vote no more frequently than every three years include the following:

•	Consistent with good corporate governance, our compensation program ties a substantial portion of executive compensation to our long-term corporate performance and stockholder returns. Performance Unit payouts under the long-term incentive program are based on three-year performance periods. Therefore, a vote every three years is best aligned with the long-term focus of our executive compensation programs, and prevents long-term objectives from being undermined by shorter-term issues in the marketplace;

•	A triennial vote will give our stockholders the opportunity to more fully and effectively assess our long-term compensation strategies and the related business outcomes;

•	A three-year cycle gives the Board of Directors, the Compensation Committee, and its independent compensation consultant sufficient time to thoughtfully evaluate and respond to stockholder input and effectively implement any changes to the Company’s executive compensation program; and

•	A three-year vote cycle reduces the burden on stockholders.

Arguments favoring an annual Say on Pay vote include the following:

•	Say on Pay votes are a communication vehicle, and communication can be most useful when it is received frequently;

•	Annual Say on Pay advisory votes may provide a higher level of accountability and direct communication between Jack in the Box and its stockholders by enabling the vote to correspond to the information presented in the accompanying proxy statement for the applicable stockholders’ meeting; and

•	A failure to provide stockholder input every year might make it more difficult to understand whether a stockholder vote pertains to the compensation year being discussed in the current proxy, or pay practices from the previous year or two. This, in turn, might make it more difficult for the Board of Directors and the Compensation Committee to understand the implications of the vote and to respond to them.

THE BOARD OF DIRECTORS’ RECOMMENDATION

We have presented a number of arguments in favor of a Say on Pay vote every three years, and in favor of an annual vote. The Board believes that the Company’s compensation practices are sound, and embody an appropriate long-term perspective. We therefore do not believe that an annual Say on Pay vote is necessary. We recognize, however, that some of our stockholders might welcome the opportunity to communicate more frequently with the Board and the Compensation Committee regarding the Company’s pay practices, and view the Say on Pay vote mechanism as the best way to do so. Because we are comfortable that we can effectively implement any frequency resolution that the plurality of our voting stockholders recommend, we will leave it to our stockholders to inform us at the 2011 Annual Meeting of Stockholders which frequency they would prefer we adopt.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, our Board values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when considering how frequently we should conduct an advisory Say on Pay vote on the compensation of our named executive officers.

The choice of frequency that receives the highest number of “FOR” votes will be considered the advisory vote of the stockholders. Abstentions and broker non-votes will not count as votes cast “FOR” or “AGAINST” any frequency choice, and will have no direct effect on the outcome of this proposal.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) explains our compensation programs and the compensation paid to our Chairman, CEO & President, our Chief Financial Officer, and the three other highest paid executives in fiscal 2010. The sections of our CD&A are organized as follows:

Section	Description

I.	Executive Summary
II.	Executive Compensation Philosophy and Objectives
III.	Key Elements of Total Compensation
IV.	Executive Compensation Market Comparison
V.	Compensation Decision Making Process
VI.	Fiscal 2010 Compensation Programs & Analysis
VII.	Other Compensation Programs & Policies
VIII.	Risk Analysis of Compensation Programs

Key terms used throughout this Compensation Discussion and Analysis

•	Committee refers to the Compensation Committee of the Board of Directors.

•	Consultant refers to the Committee’s independent compensation consultant, Semler Brossy Consulting Group, LLC (“Semler Brossy”) (2010-to-date) and Towers Watson (2002-2009).

•	NEO refers to the named executive officers: the CEO, CFO, and the three other highest paid executives.

•	Senior Executives refers to all Senior Vice Presidents and above.

•	Executives refers to all Vice Presidents and above (corporate officers).

•	Peer Group refers to the group of peer companies approved by the Committee in the restaurant industry for 2010, and in the restaurant and related industries for 2011 (described under “Executive Compensation Market Comparison”).

•	Market is collectively the data of (i) the Chain Restaurant Compensation Association (“CRCA”) survey for the Company’s industry peer group, (ii) a general industry survey that includes companies across a broad range of industries (adjusted to be comparable to the Company’s size) and (iii) proxy disclosure data for the Peer Group.

•	Total Cash Compensation (“TCC”) includes base salary and annual incentive.

•	Total Direct Compensation (“TDC”) includes TCC and long-term incentives.

Fiscal 2010 Named Executive Officers — (“NEOs”)

Linda A. Lang	Chairman, Chief Executive Officer and President (“CEO”)
Jerry P. Rebel	Executive Vice President, Chief Financial Officer (“CFO”)
Phillip H. Rudolph	Executive Vice President, General Counsel, Secretary, and Chief Ethics & Compliance Officer
Leonard A. Comma	Senior Vice President, Chief Operating Officer (“COO”)
Gary J. Beisler	President and Chief Executive Officer, Qdoba Restaurant Corporation (“CEO-Qdoba”)

I.  Executive Summary

At Jack in the Box our primary goal is to build long-term stockholder value. Our executive compensation and benefits programs are designed to deliver on this goal by using appropriate compensation structures and sound pay practices, without creating undue stockholder risk. The soundness of our programs is evidenced, in part, by the following characteristics and practices, which are addressed more fully throughout this discussion:

•	Our Compensation Committee of the Board is made up entirely of independent directors;

•	The Committee retains an independent compensation consultant, who works exclusively for the Committee and does not perform any other work on behalf of management or the Company;

•	We target the value of base salary, TCC, and TDC within a reasonable range (+/- 10% for base salary and TCC, and +/- 15% for TDC) around the 50th percentile of the Market for performance that meets expectations, with the opportunity for above-Market compensation only if performance exceeds expectations;

•	One of our core compensation objectives is to pay for performance. Therefore, our programs emphasize performance-based elements, and minimize the weight of non-performance-based elements such as perquisites. We do not provide tax gross-ups on any perquisites;

•	In support of a second core compensation objective, alignment of management’s interests with stockholders’ interests, (i) we require stock ownership by our Senior Executives, (ii) we use multi-year vesting schedules for our equity awards, and (iii) beginning in 2011, we have implemented stock holding requirements for all Executives.

Fiscal Year 2010 Overview

Fiscal 2010 Key Points:
•   Challenging economic climate impacted Jack
in the Box restaurants (“JIB”) performance and executive pay. Qdoba performed well relative to expectations.

•   Base salary freeze in effect.

•   No annual incentive payments for JIB. CEO-Qdoba earned annual incentive.

•   Addition of Performance Units to long-term incentive plan.

•   Change in timing of equity grants

•   Pay for Performance — In fiscal 2010, the Company’s performance was below expectations, in part due to the challenging economic environment. We did not achieve our annual incentive goals, and therefore, consistent with our pay for performance objective, our Executives did not receive an annual incentive payment. However, our CEO-Qdoba received an annual incentive payment commensurate with Qdoba’s achievement of its EBITDA goal.

•	Base Salary Freeze — In September 2009, the Company announced a salary freeze for fiscal 2010, except for increases resulting from promotions during the fiscal year. This freeze applied to all of our NEOs, Executives, and employees, except for our restaurant Team Leaders and Team Members. Accordingly, the annual base salary rates of our NEOs in effect at the end of fiscal 2009 remained the same for fiscal 2010, except for Mr. Comma and Mr. Rudolph, each of whom received increases due to their promotions in fiscal 2010.

•	Annual Incentive — There were two performance metrics for determining annual incentive compensation in fiscal 2010: 1) diluted earnings per share from continuing operations, weighted at 75% of incentive potential, and 2) restaurant operating margin (“ROM”), weighted at 25% of incentive potential. The Company did not achieve its 2010 annual performance goals, and therefore our NEOs and Executives did not receive annual incentive payments for fiscal 2010. Our CEO-Qdoba has a different annual incentive plan tied to Qdoba’s performance. He did receive an annual incentive payment based on achievement of Qdoba performance targets set at the beginning of fiscal 2010. Both situations are in keeping with the Company’s “pay for performance” objective.

•	Long-Term Incentives — Prior to fiscal 2010, our long-term incentive program consisted of stock option grants only. In fiscal 2010, we added Performance Units to our long-term incentive mix to tie a portion of the long-term incentive value to the achievement of long-term operational and financial goals. As a result, 70% of the targeted long-term incentive value in fiscal 2010 was granted in the form of stock options that vest evenly over three years, and 30% was granted in the form of Performance Units. Performance Units granted for fiscal 2010 are payable in shares of stock that may be earned at the end of three years based upon the achievement of specific financial and guest satisfaction goals approved by the Committee.

•	Timing of Equity Grants — As previously disclosed in our fiscal 2009 proxy, in prior years, equity grants were made on the date of the Committee’s regularly scheduled meeting each September. In September 2009, with input from its Consultant, the Committee agreed that its decisions on long-term incentive grants should occur at its November meeting. This change gives the Committee additional time each year, before making equity grants, to evaluate Company performance and the performance of each executive through the end of the fiscal year, as well as to review competitive market data in the context of the final budget and long-term plan approved by the Board.

Due to the change in the timing of equity grants to November, the equity that typically would have been granted in September 2009 as a part of long-term compensation for fiscal 2009, was instead granted in the first quarter of fiscal 2010. This resulted in an increase in total direct compensation for our Executives in fiscal 2010 compared to fiscal 2009, as disclosed under SEC rules. It is important to note that this increase in total direct compensation would not have occurred if we had not changed the grant date from the end of fiscal 2009 to the beginning of fiscal 2010.

Program Decisions for Fiscal Year 2011

In fiscal 2010, the Committee retained a new independent compensation consultant, Semler Brossy, to further assess and advise on the Company’s executive compensation programs. Consistent with the Committee’s belief in performance-based pay and stockholder alignment, Semler Brossy recommended program changes designed to increase the effectiveness and alignment of our compensation programs. These changes are described below and will be implemented in fiscal 2011.

Key Points:
•   Peer Group change

•   Base salary increases in 2011

•   Strategic goals added to annual incentive program

•   Restricted stock units added to long-term incentive program

•   Stock holding requirements for all Executives

•   Conversion of perquisites to annual perquisite allowance

•   Change in Peer Group — In July 2010, the Committee approved changes to our Peer Group, including expanding the peer group from only restaurant industry companies to a combination of restaurant and retail/hospitality companies. The revised Peer Group is better aligned with the company in terms of size, economics, business model, consumer focus, and our pool for executive talent. The new peer companies are listed under the section in this Proxy Statement titled “Benchmarking Executive Compensation.”

•	Base Salary Increases — The Committee approved that the base salary freeze be lifted for fiscal 2011. This decision will allow the Company to maintain its pay competitiveness, retain top talent, and reward individual performance.

•	Annual Incentive — The Committee has approved the addition of strategic goals to our annual incentive program beginning fiscal 2011. We believe that adding strategic goals will motivate and reward for achievements that best position Jack in the Box for the future but that don’t necessarily show up in our annual financial results. This change will drive a more robust focus on strategy and its impact on longer-term corporate performance. In fiscal 2011, a defined operating earnings per share goal will be weighted 60%, a restaurant operating margin goal will be weighted 20%, and strategic goals will be weighted 20%. Additionally, the targeted incentive potential for all executive vice president (“EVP”) positions will be 75%. In fiscal 2010, all EVP positions except for the Chief Financial Officer position had a target incentive of 65%. This change was made for internal equity and to be competitive with the market.

•	Long-Term Incentives — In fiscal 2011, we will reduce the weight of stock options to 50%, maintain a 30% weight of Performance Units, and introduce restricted stock units (“RSUs”) with a weight of 20%. RSUs will become an ongoing component of the long-term incentive program, will vest evenly over five years, and will replace executive stock ownership grants as described below. This change better aligns the Company with market practices and provides a more balanced approach in the use of equity vehicles. Replacing executive stock ownership grants with annual RSU grants provides a more gradual increase in ownership rather than large one-time grants as part of the executive stock ownership program. Also beginning in fiscal 2011, we will begin annual grants of restricted stock units to the CEO-Qdoba that will represent 10% of his long-term incentive value. As Qdoba increases its share and impact on overall Jack in the Box performance, the Committee and management believed it was appropriate to align a portion of the CEO-Qdoba’s long-term incentive program with Jack in the Box performance.

•	Executive Stock Ownership Program — In fiscal 2010 and prior years, we made one-time grants of RSUs (or restricted stock) under the executive stock ownership program to Senior Executives, the value of which was offset against future stock option grants. Beginning fiscal 2011, we will eliminate future grants under our stock ownership program and will replace them with annual grants of RSUs as discussed above. We will retain our stock ownership guidelines based on the lesser of a fixed number of shares or a multiple of salary, as explained in more detail under the section titled Executive Stock Ownership Guidelines in Section VII of this CD&A. The grants of RSUs will be extended to all Executives and will include a holding requirement. The holding requirement will apply to each grant of RSUs under the long-term incentive program and will vary by position level. Senior Executives must hold 100% of the after-tax net shares until the Senior Executive has met the applicable stock ownership guideline. If a Senior Executive has met the applicable stock ownership guideline, then the holding requirement is 50% of the after-tax net shares. The CEO-Qdoba and all other Executives must hold 50% of the after-tax net shares. All shares must be held until termination of service with the Company.

•	Perquisite Allowance — Through September 30, 2010, we offered an Executive Medical Reimbursement program to Executives. This program provided reimbursement for out-of-pocket expenses that exceeded coverage under the regular medical, dental, and vision plans generally offered to our employees. The annual maximum amounts are listed in Section VII of this CD&A. After analyzing the impact of healthcare reform, we terminated the executive medical reimbursement program effective October 1, 2010, and have consolidated perquisites into an annual perquisite allowance that is competitive with the Market and eliminates administrative expenses to the Company. The perquisite allowance is a taxable benefit to the Executive and is intended to defray expenses related to financial planning, healthcare, and the executive’s use of their personal automobile and cell phone for business purposes.

Fiscal 2010 Targeted Total Direct Compensation and Pay for Performance Alignment

Due to the shift in timing of our annual equity grant as previously discussed, the compensation of our NEOs disclosed according to SEC rules does not accurately reflect the manner in which the Committee viewed NEO pay. The supplemental compensation table below shows how the Committee viewed total compensation values of our NEOs in 2010, 2009 and 2008. It is not intended to be a substitute for the Summary Compensation Table.

The primary differences between the “Supplemental Compensation Table — Total Direct Compensation” below and the “Summary Compensation Table” are (i) the fiscal year in which the equity grants are reported and (ii) in the “Supplemental Compensation Table — Total Direct Compensation” we have included (a) targeted values for Stock Awards/RSUs, Option Awards and Performance Units for fiscal 2010, and (b) the annual salary rate versus salary actually paid.

•	Fiscal 2010 — Equity grants approved and effective November 2010 (during FY 2011)

•	Fiscal 2009 — Equity grants approved and effective November 2009 (during FY 2010)

•	Fiscal 2008 — Equity grants approved and effective September 2008 (during FY 2008)

The table below shows the long-term incentive grants for the performance year to which they relate (i.e., as if there had been no change in the timing of grants from September to November). As illustrated in the supplemental table, the TDC for Ms. Lang and Mr. Rebel would have been lower in fiscal 2010 compared to fiscal 2009 if we had not changed the timing of equity grants.

Supplemental Compensation Table — Total Direct Compensation

			Non-Equity	Stock			Total
			Incentive Plan	Awards/	Option	Performance	Direct
	Fiscal	Salary	Compensation	RSUs	Awards	Units	Compensation
Name & Principal Position	Year	($)(1)	($)	($)	($)	($)	($)

Linda Lang	2010	906,000	0	560,000	1,400,000	840,000	3,706,000
Chairman, CEO & President	2009	906,000	1,091,730	0	1,693,860	857,070	4,548,660
	2008	862,500	802,729	0	3,574,580	0	5,239,809
Jerry Rebel	2010	468,000	0	165,000	412,500	247,500	1,293,000
Executive Vice President	2009	468,000	423,540	0	465,648	234,972	1,592,160
& Chief Financial Officer	2008	450,000	313,515	0	1,168,800	0	1,932,315
Phillip Rudolph(2)	2010	407,000	0	701,756	412,500	247,500	1,768,756
Executive Vice President, General Counsel, Secretary & Chief Ethics & Compliance Officer
Leonard Comma(2)	2010	360,000	0	917,028	450,000	270,000	1,997,028
Senior Vice President & Chief Operating Officer

(1)	Mr. Beisler does not participate in the Jack in the Box long-term incentive plan and therefore was not affected by the change in the timing of equity grants.

(2)	The $701,756 “Stock Awards/RSUs” for 2010 for Mr. Rudolph consists of an equity grant under our Stock Ownership Program of 25,572 RSUs with a grant date fair value of $536,756 and $165,000 targeted RSU value under the long-term incentive program.

The $917,028 “Stock Awards/RSUs” for 2010 for Mr. Comma consists of an equity grant under our Stock Ownership Program of 34,700 RSUs with a grant date fair value of $737,028 and $165,000 targeted RSU value under the long-term incentive program.

The chart below illustrates the targeted TDC for each named executive officer in fiscal 2010. As the chart illustrates, our executive compensation program is heavily weighted towards variable, at-risk pay in the form of annual and long-term incentives. This is aligned directly with our pay for performance objective. A large portion of compensation motivates and rewards for long-term performance.

2010 Total Direct Compensation Targets

CEO Pay for Performance Alignment

The following graphs show the relationship of our CEO’s compensation compared to our diluted earnings per share from continuing operations performance and cumulative total stockholder return performance in each of the last five fiscal years. The numbers assume that the value of the investment in the Company’s Common Stock and in the peer group was $100 on 9/30/2005 and tracks it through 10/03/2010. As illustrated, our CEO’s compensation is in alignment with Company performance results and our compensation objectives. Ms. Lang’s compensation has generally increased when performance was strong, and has decreased when performance has declined.

II.  Executive Compensation Philosophy and Objectives

A.  Compensation Philosophy

The Compensation Committee has established the following compensation philosophy for our NEOs and Executives. This philosophy also applies to other levels in the Company:

Competitive pay for expected performance
and exemplary pay for exemplary performance.

We define these concepts as:

•	Competitive Pay: Competitive pay (base salary and annual and long-term incentives) is defined as approximating the Market median (i.e., within a reasonable range of the 50th percentile, generally +/− 10% for salary and annual incentive and +/- 15% for Total Direct Compensation).

•	Expected Performance: Performance targets approved by the Board of Directors at the beginning of the fiscal year.

•	Exemplary Pay: Awards of annual and long-term incentives above target pay levels for performance exceeding expected performance.

•	Exemplary Performance: Performance exceeding the targets approved by the Board of Directors.

B.  Compensation Objectives

The Committee has set the following objectives for compensating Executives of Jack in the Box, and considers these objectives in making compensation decisions:

•	Competitive Pay We strive to provide competitive compensation to attract and retain a team of highly talented executives who develop and execute the Company’s strategies. Competitive compensation includes base salary, target level of annual incentive, and the target award value of long-term incentives, collectively referred to as “Target Total Direct Compensation.”

•	Pay for Performance A large portion of our Executives’ Target Total Direct Compensation is variable and is tied to the achievement of annual and long-term incentive goals, or to the value of our stock. Rewards are designed to provide competitive payouts for expected performance and above competitive payouts for performance that exceeds expectations.

à	Annual incentives are earned based on achievement of Company performance relative to financial and operational goals for the current fiscal year as approved by the Board of Directors at the beginning of the fiscal year.

à	Long-term incentives include:

a) Stock Options that provide value only if the market value of the Company’s stock increases;

b) Performance Units that are earned and payable in stock based on achievement of long-term financial and operational goals approved by the Committee at the beginning of the 3-year performance period; and

c) Beginning in fiscal 2011, RSUs that vest over five years and are subject to with a holding requirement.

•	Stockholder Alignment We focus our Executives on long-term stockholder value through program designs that encourage Executives to take a proprietary interest in the Company and make decisions from the perspective both of owners and of senior management. These programs include grants of equity awards with multi-year vesting, stock ownership requirements, and beginning in fiscal 2011, stock holding requirements for all Executives where shares must be held until termination of service with the Company.

•	Managing Compensation Risk As discussed in more detail later in this CD&A, we design our compensation programs and set our incentive goals in such a way as to discourage excessive risk taking.

III.  Key Elements of Total Compensation for Fiscal 2010

The key elements of total compensation for our Executives in fiscal 2010 were:

Element	Link to Compensation Objectives	Type of Plan	Key Features

Base Salary	Provides competitive pay for daily position responsibilities, and for the knowledge, skills, experience, and expertise of the executive. Allows us to attract and retain highly talented executives and provide financial stability and security.	Cash	Targeted to approximate a reasonable range of the median of the Market, with adjustments for individual performance.

Annual Incentive	Motivates and rewards for achievement of Company financial and operational goals for the current fiscal year.	Cash	Targeted to approximate a reasonable range of the median of the Market. Cash payment based on achievement of annual earnings per share and restaurant operating margin goals.

Long-Term Incentive	Motivates and rewards for sustaining long-term financial and operational performance that increases the value of our brands and stockholder value.	Stock Options	Grant guidelines are set to result in total pay that is within a reasonable range of the market median. Actual grants allow for variances from the guideline based on individual performance and contributions. Option awards vest evenly over three years and expire 7 years from grant.
		Performance Units	Performance Units cliff-vest three years from date of grant based on achievement of return on invested capital (“ROIC”) and Voice of Guest (“VOG”) goals for a 3 fiscal-year performance period, and are payable in stock.

Perquisites	Provides a limited number of perquisites that are common among our Peer Group and allows us to compete for and retain executive talent.	Cash	Car allowance, cell allowance, and health reimbursement. Financial planning services are also provided to our Senior Executives.

Retirement Benefits	Rewards for commitment and results over working career. Provides some retirement income security and tax-advantaged means to accumulate retirement savings.	Deferred Compensation/ Pension SERP
Participation in same pension plan (up to certain IRS limits) and non-qualified deferred compensation plan as other employees.

SERP available to Executives hired or promoted prior to 2007; plan was closed to new participants in 2007.

IV.  Executive Compensation Market Comparison

The Committee annually compares the levels and elements of compensation that we provide to our Executives, including our NEOs, with the levels and elements of compensation provided to executives in similar positions at other companies. The Committee uses this comparison data as a guide in its review and determination of base salaries, the value of annual incentive awards, and the value of long-term incentive compensation. Although we target compensation to approximate a reasonable range of the market median for base salary, target cash compensation, and target total direct compensation, the Committee has discretion to determine if it is in the Company’s best interest to provide one or more Executives with compensation that varies from this general principle.

The Committee’s compensation consultant provides the Committee with market data each year that is generally obtained from multiple sources:

•	Towers Watson Executive Compensation Survey — One of the largest executive compensation surveys that provides data on over 1,000 companies in all industries;

•	Chain Restaurant Compensation Survey (“CRCA”) — provides industry-specific data for executive positions of restaurant concepts in our defined Peer Group;

•	Proxy pay disclosures for NEOs in the companies in our defined Peer Group.

A common statistical technique of regression analysis is used by the Consultant to adjust the data for differences in company size in the Towers Watson Executive Compensation Survey. Each executive position is matched to comparable positions in general industry as represented by the Towers Watson survey, as well as to companies in the restaurant industry as represented by the CRCA survey, and to the proxy data of Peer Group companies.

The Peer Group used to compare the levels and elements of compensation provided to our named executive officers in 2010 consisted of the restaurant companies listed below. These companies were selected because of their a) short and long term growth potential, b) relevant revenues and market cap to that of Jack in the Box, c) high level of brand recognition, and d) role as companies with whom we compete for business and executive talent.

2010 Peer Group (1)

		Market
	Revenue	Capitalization
Company Name	($ MMs)	($ MMs)

Brinker International, Inc.	$2,858.5	$1,870.0
Cracker Barrel Old Country Store, Inc.	$2,404.5	$1,148.9
CKE Restaurants, Inc.	$1,418.7	N/A
The Cheesecake Factory Incorporated	$1,602.0	$1,564.7
Darden Restaurants, Inc.	$7,113.1	$6,038.2
DineEquity, Inc.	$1,414.0	$770.7
McDonald’s Corporation	$22,744.7	$79,931.8
Panera Bread Company	$1,353.5	$2,610.7
PF Chang’s China Bistro, Inc.	$1,228.2	$1,070.6
Ruby Tuesday, Inc.	$1,194.8	$757.4
Sonic Corporation	$718.8	$474.0
Starbucks Corporation	$9,774.6	$19,338.8
YUM! Brands, Inc.	$10,836.0	$21,715.5
Median	$1,602.0	$1,717.3

(1)	Reflects data for most recent fiscal year SEC filing compiled from Equilar

During fiscal 2010, Semler Brossy recommended and the Committee approved revisions to the composition of our Peer Group for fiscal 2011. The Peer Group was expanded to include retail and hospitality companies with which we compete for executive talent and are of comparable size, economics, business model, and consumer focus to Jack in the Box. The changes to the Peer Group did not significantly change the market pay levels, but we believe the revised Peer Group will provide a more robust perspective on pay levels and practices for the Committee to consider when reviewing Jack in the Box pay programs. This change resulted in an increase in the Peer Group from 13 to 23 companies.

2011 Peer Group (1)

			Market
		Revenue	Capitalization
Company Name	Industry	($ MMs)	($ MMs)

Aeropostale Inc.	Retail	$2,230.1	$2,163.4
Brinker International, Inc.	Restaurant*	$2,858.5	$1,870.0
Burger King Holdings	Restaurant	$2,537.4	$3,249.3
The Cheesecake Factory Incorporated	Restaurant*	$1,602.0	$1,564.7
Chicos FAS Inc.	Retail	$1,713.2	$1,881.3
Childrens Place Retail Stores Inc.	Retail	$1,643.6	$1,335.6
Chipotle Mexican Grill Inc.	Restaurant	$1,518.4	$5,387.6
Collective Brands, Inc.	Retail	$3,307.9	$1,032.6
Cracker Barrel Old Country Store, Inc.	Restaurant*	$2,404.5	$1,148.9
Darden Restaurants, Inc.	Restaurant*	$7,113.1	$6,038.2
Dick’s Sporting Goods Inc.	Retail	$4,412.8	$2,575.5
DineEquity, Inc.	Restaurant*	$1,414.0	$770.7
DSW Inc.	Retail	$1,602.6	$484.0
Hyatt Hotels Corporation	Hospitality	$3,332.0	$1,684.7
Jo-Ann Stores Inc.	Retail	$1,990.7	$1,190.9
Panera Bread Company	Restaurant*	$1,353.5	$2,610.7
PF Chang’s China Bistro, Inc.	Restaurant*	$1,228.2	$1,070.6
RadioShack Corporation	Retail	$4,276.0	$2,677.0
Ruby Tuesday, Inc.	Restaurant*	$1,194.8	$757.4
Sonic Corporation	Restaurant*	$718.8	$474.0
Wendy’s/Arby’s Group Inc.	Restaurant	$3,580.8	$1,839.2
Wyndham Worldwide Corporation	Hospitality	$3,750.0	$4,951.7
YUM! Brands, Inc.	Restaurant*	$10,836.0	$21,715.5
Median		$2,404.5	$1,839.2

(1)	Reflects data for most recent fiscal year SEC filing compiled from Equilar

*	Also a fiscal 2010 peer company

V.  Compensation Decision-Making Process

A.	Role of the Compensation Committee

The Compensation Committee oversees executive compensation programs for our NEOs and all other Executives. The Committee is comprised entirely of independent directors. The Committee meets regularly, including in executive session without management present. The Committee Chair reports to the Board on the Committee’s actions at each regular meeting.

The Committee’s responsibilities include reviewing and approving the:

•	Company’s compensation philosophy;

•	Amount and form of executive compensation;

•	Annual and long-term incentive plans and benefit plans;

•	Performance goals and objectives for annual and long-term incentive programs;

•	Equity grants;

•	CEO performance and compensation;

•	CEO and executive management development and succession planning;

•	Board compensation.

The Committee also recommends to the Board whether it is satisfied with the Compensation Discussion and Analysis disclosure, and whether it should therefore be included, or modified before such inclusion, in the Corporation’s Proxy Statement or Form 10-K.

B.  Role of the Independent Compensation Consultant

In January 2010, the Committee retained Semler Brossy as its independent compensation consultant. In this role, Semler Brossy advises the Committee on market practices and on executive compensation programs and practices. Semler Brossy reports directly to the Committee and its Chair and does not perform any work for the Company other than its work for the Committee. In the Committee’s opinion, Semler Brossy satisfies all independence requirements.

In fiscal 2010, the Committee’s prior Consultant, Towers Watson, attended one Committee meeting and Semler Brossy attended four meetings, in addition to consulting frequently with the Committee Chair between meetings. Semler Brossy reviewed this CD&A and the tables contained in this Proxy Statement.

C.  Role of the Chief Executive Officer in Compensation Decisions

In making decisions on executive compensation, the Committee considers input and recommendations from the Company’s CEO. Our CEO reviews the performance of the NEOs and other Executives with the Committee and provides her recommendations regarding their compensation.

Our CEO also provides her insight and perspectives to the Committee on the reports and recommendations of the Committee’s compensation consultant relating to compensation and benefit plan design and strategies, goal setting, payout structure, stock ownership requirements, and other related topics.

Our CEO does not provide input or recommendations with regard to her own pay. The Committee reviews and discusses pay decisions related to the CEO in executive session without the CEO or other members of management present.

D.  Tally Sheets

Each year as the Committee determines executive compensation, it reviews tally sheets prepared by the Company’s Compensation Department for each of our NEOs and Senior Executives. The tally sheets detail each element of total compensation for the most recent three fiscal years, including:

•	base salary;

•	annual incentives;

•	equity grants;

•	the cost of providing health and welfare benefits;

•	the match on deferred compensation; and

•	the value of perquisites.

The tally sheets also reflect the current value of all outstanding equity grants, deferred compensation accounts, and estimated retirement benefit values as of the end of the fiscal year for each Senior Executive. The Committee uses the tally sheets to:

•	understand all obligations for present and future compensation;

•	confirm that compensation is consistent with our philosophy and pay for performance objectives;

•	understand the total value of the compensation and benefit programs when considering changes in compensation elements, program design and pay mix.

E.  How the Committee Determined Chief Executive Officer Compensation

The Committee, with input from the Lead Director and the Consultant, determines and approves changes to the CEO’s compensation based on its review of her performance, her pay relative to market, and her pay relative to others within the Company.

At its September 2009 meeting, the Board’s Consultant provided the Committee with information on CEO market pay and additional perspectives on CEO compensation. The Committee considered the competitiveness of Ms. Lang’s compensation package relative to the market. It also considered the Company’s financial and operational performance, and Ms. Lang’s individual performance in fiscal 2009. The discussion and decisions by the Committee on Ms. Lang’s compensation occurred during executive session when only independent Committee members and the Committee’s Consultant were present. Ms. Lang did not participate in this discussion.

Following these deliberations, the Committee determined the compensation package for Ms. Lang for fiscal 2010:

•	Annual base salary rate would remain at the fiscal 2009 level due to the salary freeze in effect for the Company in fiscal 2010.

•	The annual incentive would be based on achievement of diluted earnings per share from continuing operations and restaurant operating margin goals set for fiscal 2010 performance consistent with the goals for other Executives.

•	The long-term incentive grant made in November 2009 was the same fixed share guideline as the September 2008 grant guideline; however, the grant date fair value of the award was lower. Although using the same fixed share grant guideline as in the prior year was a departure from our previous practice, the Committee believed this approach was appropriate in fiscal 2010 due to:

•	the wide fluctuations in competitive long-term incentive values of the Peer Group, and

•	consideration of the size of grants at a time when stock prices were unusually low due to the economic environment. This reasoning is explained more fully in the section titled “Long-Term Incentive Compensation.”

F.  Internal Pay Equity

Our compensation programs are designed so that potential compensation opportunities are set relative to the Executive’s level of responsibility and impact. The core structure of our programs is similar for all levels but the total compensation opportunity is higher for Executives with higher levels of responsibility. For fiscal 2010, our CEO’s total compensation, as reflected in the Summary Compensation Table, was approximately 2.9 times higher than the next highest paid Executive, the Executive Vice President, Chief Financial Officer.

VI. Fiscal 2010 Compensation Programs and Analysis

A.  Base Salary

The Committee reviews market data each year to determine the competitiveness of our Executives’ base salaries. Our CEO reviews the performance of the Executives, and in consultation with the Company’s compensation department, provides recommendations on changes in their salary to the Committee for its approval. Recommendations for salary changes are based on a number of considerations, including:

•	Individual performance in fulfilling position responsibilities;

•	Skills and experience;

•	Criticality of the position to the Company and difficulty of replacement;

•	Reference to market pay levels.

As explained earlier, a salary freeze was in effect in fiscal 2010 for our NEOs, Executives, and employees, except for our restaurant Team Leaders and Team Members. Mr. Rudolph and Mr. Comma received increases in their base salary due to promotions effective February 1, 2010. The amount of increase was approved by the Committee in consultation with our CEO, and targeted to increase pay to an appropriate level relative to the market midpoint of their new position responsibilities.

	FY 2009	FY 2010
	Annual	Annual	FY 2010
Name	Salary Rate	Salary Rate	Market Midpoint

Linda Lang	$906,000	$906,000	$940,000
Jerry Rebel	$468,000	$468,000	$480,000
Phillip Rudolph	$370,000	$407,000	$415,000
Leonard Comma	$285,000	$360,000	$330,000
Gary Beisler	$350,000	$350,000	$330,000

B.  Annual Incentive Compensation

Our 2010 annual incentive program provided the potential for our Executives and other key management and staff to earn a cash payment based on the achievement of annual Company performance goals. The Committee set Company-wide measures because it wanted all Executives, key management, and staff to be focused on the same goals and work together to achieve those goals. Our Executives are measured on Jack in the Box (“JIB”) performance and the CEO-Qdoba is measured on Qdoba performance. The performance metrics are described below.

2010 Annual JIB Incentive Compensation Metrics

2010 Performance Metrics	Weight	Reason for Selection as Goal

Earnings Per Share from Continuing Operations (diluted)	75%	Primary accounting measure of how well the Company is performing overall and a key driver of stockholder return over the long-term.
Restaurant Operating Margin (“ROM”)	25%	Measures how effectively the Company manages its business operations and costs and is a key performance metric for alignment with our franchise operators, our franchising strategy, and our stockholders and potential investors.

2010 Annual Qdoba Incentive Compensation Metric

2010 Performance Metrics	Weight	Reason for Selection as Goal

Earnings Before Interest, Taxes, Depreciation & Amortization (“EBITDA”)	100%	Key performance metric to measure Qdoba’s operational performance relative to profitability.

Setting Annual Incentive Performance Goals

In September 2009, the Committee approved the annual incentive performance goals for fiscal 2010 after the Board approved the Company’s operational plan and budget for fiscal 2010. When setting fiscal 2010 annual incentive goals, the Committee and our CEO discussed the current economic conditions and their anticipated impact on future sales and earnings levels. The Committee approved: (i) a threshold goal that represented challenging performance and accounted for the difficult macroeconomic environment; (ii) a target goal at budget, believing that this represented a reasonable stretch for the Company to achieve; and (iii) a maximum goal at a level the Committee believed would represent exemplary performance.

Fiscal 2010 Performance

The chart below shows the fiscal 2010 incentive payout percentages for the NEOs expressed as a percentage of annual base salary. The percentages are set by position level relative to market data and the Executive’s role in the Company.

Annual Incentive Payout Percentages

	Threshold	Target	Maximum

Chairman, CEO and President	0%	100%	200%
EVP & CFO	0%	75%	150%
Executive Vice President	0%	65%	130%
Senior Vice President	0%	55%	105%
President & CEO, Qdoba Restaurants	0%	55%	125%

As approved by the Committee, our fiscal 2010 performance results and incentive payments were as follows:

Target and Actual Performance

			2010
			Target		2010			2010
	2010	2010	Performance		Actual		2010	Actual
	Target	Target	Goal		Performance		Actual	Incentive
	Incentive	Incentive	EPS	ROM	EPS	ROM	Incentive	Earned
	Payout(2)	($)	($)	(%)	($)	(%)	Payout	($)

Linda Lang	100%	906,000	2.17	16.1	1.26	14.1	0%	0
Jerry Rebel	75%	351,000	2.17	16.1	1.26	14.1	0%	0
Phillip Rudolph(1)	65%	264,550	2.17	16.1	1.26	14.1	0%	0
Leonard Comma(1)	55%	198,000	2.17	16.1	1.26	14.1	0%	0
	EBITDA Qdoba
Gary Beisler	55%	192,500	$19.7 million		$22.1 million		109%	$381,500

(1)	The target incentive payout percentage for Mr. Rudolph and Mr. Comma reflect the percentage applicable to the position level they held at the end of the fiscal year after their promotions. The 2010 target incentive column represents the sum of the prorata incentive potential for each position level they held in fiscal 2010.

(2)	Represents the percentage of annual base salary rate at the end of the fiscal year.

C.	Long-Term Incentive Compensation

The Committee considers the Company’s overall fiscal year performance, recommendations from the CEO, and input from the Consultant when determining the dollar value of equity grants for each Executive.

Determining Size of Equity Grants

After reviewing the annual executive compensation study provided by its previous Consultant Towers Watson at its September 2009 meeting, the Committee found that there was significant variability in long-term incentive practices and values among our Peer Group as a result of significant declines in stock prices due to the economic climate. The Committee considered a number of different methods to determine the appropriate level of equity grants, taking into consideration the incentive value to the executives, the number of shares in the share pool, and the anticipated future increase in the value of the grants once the economy recovered. After considerable discussion, and with input from its Consultant, the Committee elected to use the same fixed share grant guideline for the November 2009 equity grants as was used for the September 2008 equity grants. This approach sought to balance the changes in the monetary value of the long-term incentive with the increase in the number of shares that would have needed to be granted to meet appropriate target values due to unusually low stock prices. Although the number of shares granted in 2009 was the same as in 2008, the value of the November 2009 equity grant was less due to a lower stock price.

Date of Equity Grants

As previously disclosed in our fiscal 2009 proxy, in prior years our equity grants were made on the date of the Committee’s regularly scheduled meeting each September. In September 2009, with input from its Consultant, the Committee agreed that going forward its decisions on long-term incentive grants should occur at its November meeting. This change will give the Committee additional time each year to evaluate fiscal year performance of the Company and of the Executives before making equity grants. It also provides additional time to review competitive market data in the context of the final budget and long-term plan approved by the Board.

Due solely to the change in the timing of equity grants to November, the grant that would typically have been made in September 2009 to reflect long-term compensation for fiscal 2009, was instead granted in the Company’s first quarter of fiscal 2010 and reported as a 2010 grant, as required under SEC rules. This resulted in an increase in total direct compensation for Ms. Lang and Mr. Rebel in the Summary Compensation Table. It is important to note that this increase in total direct compensation is due solely to the change in the grant date from the end of fiscal 2009 to the beginning of fiscal 2010 (the November 2009 grant). If we had not changed the timing of the equity grants to November, there would have been a decrease in total direct compensation for fiscal 2010. We illustrated our view of compensation pertaining to fiscal 2010 in the Supplemental Compensation Table — Total Direct Compensation shown earlier in the section titled Fiscal 2010 Targeted Total Direct Compensation and Pay for Performance Alignment.

Our ongoing practice is to make our annual long-term incentive grants on the second business day of the “window period” opened in accordance with the Company’s Employee/Insider Trading Policy and after the release of the prior fiscal year end earnings. Fiscal year end earnings are generally released approximately one week following the date of the November Board meeting. Stock option grants have an exercise price equal to the closing price of Jack in the Box Common Stock on the effective date of grant.

2010 Equity Grants

The equity grants in fiscal 2010 consisted of stock options and Performance Units as explained below:

Stock Options
• Seventy percent (70%) of an executive’s total long-term incentive value was granted in the form of stock options. Options vest one-third on each anniversary of the grant date and may be exercised up to 7 years from the grant date.

Performance Units

•	Thirty percent (30%) of an Executive’s total long-term incentive value was granted in the form of Performance Units. Performance Units are intended to reinforce achievement of long-term strategic objectives and strengthen the link of long-term incentives to defined, longer-term Company financial and operational goals:

•	Two-thirds of the Performance Units (or 20% of the total long-term incentive award potential) were based on the achievement of a three-year return on invested capital (“ROIC”) goal. ROIC is a key indicator of our ability to return value to our stockholders as reflected in the positive correlation of changes in ROIC with share price movement. The Committee determined ROIC is an appropriate long-term goal because ROIC improvements are best measured over time as the Company’s franchising strategy is implemented;

•	One-third of the Performance Units (or 10% of the total long-term incentive award potential) are based on the achievement of a three-year voice of guest (“VOG”) guest satisfaction goal. The VOG program is administered and reported to us by a third party and is a common, recognized, and respected means of measuring guest satisfaction. Guests respond to questions on factors such as quality of food, speed of service, and level of service they receive from our employees. We included this as a goal because higher VOG scores are correlated with higher levels of profitability at our restaurants, and it provides alignment of executive compensation with the compensation of restaurant and other management personnel whose performance is measured on VOG results;

•	The amount of Performance Units that vest is based on performance achievement over a three fiscal year period. The goals are set by the Committee at the start of the three-year period;

•	Performance Units are payable in shares of Jack in the Box stock at the end of the three fiscal year period. Performance Units granted in fiscal 2010 will not vest or be payable until fiscal year end 2012.

Qdoba Long-Term Incentive Compensation

The Committee believes it is important to incentivize and reward the CEO-Qdoba for performance directly attributed to increasing the value of our Qdoba brand. Therefore, the CEO-Qdoba participates in a long-term incentive compensation program that is structured like a phantom stock program, payable in cash. Grants of performance units are made annually, with overlapping three-year performance cycles.

The performance metric for determining the value of the performance units is net earnings. The Committee approved this metric because it is the best measure of overall Qdoba performance and most similar to earnings per share. Net earnings also includes interest cost associated with any Jack in the Box funding of Qdoba’s growth through purchasing or building new restaurants. Performance goals are established and approved by the Committee at the beginning of the three-year performance period.

Seventy percent (70%) of the long-term incentive value is based on unit value growth at the time of grant to the end of the three-year performance period similar to options, and thirty-percent (30%) of the long-term incentive value is based on actual unit value at the end of the three-year performance period, similar to time-based restricted stock.

Fiscal 2010 Equity Grants to NEOs

In fiscal 2010, we made the following grants of stock options and performance units to our NEOs:

	Stock Options		Performance Units
		Grant Date		Grant Date
Name	#	Fair Value	#	Fair Value	Total

Linda Lang(1)	259,000	$1,693,860	44,500	$857,070	$2,550,930
Jerry Rebel(1)	71,200	$465,648	12,200	$234,972	$700,620
Phillip Rudolph(1)	35,200	$230,208	6,000	$115,560	$345,768
Leonard Comma	26,300	$172,002	4,500	$86,670	$258,672
Gary Beisler(2)	N/A	N/A	N/A	N/A	N/A

(1)	Equity grant reflects a value lower than the targeted incentive value due to offsets applied from previous restricted stock grants under the executive stock ownership program.

(2)	Mr. Beisler, the CEO of our subsidiary Qdoba, did not receive any equity grants in fiscal 2010.

Executive Stock Ownership Grants

In addition to our regular annual grants, we made grants to two executives under the executive stock ownership program which is described in more detail in this CD&A. We granted Mr. Rudolph 25,572 restricted stock units valued at $536,756 on September 23, 2010, and Mr. Comma 34,700 restricted stock units valued at $737,028 on February 9, 2010. The value of these grants will be offset against future long-term incentive grants.

VII.  Other Compensation Programs and Policies

A.	Executive Benefits

Our Executives, including our NEOs, receive the same benefits as those generally available to other employees in the Company. Both Company-subsidized and voluntary benefit programs are provided and include medical, dental, vision, life insurance, and disability coverage.

Each year the Company assesses the benefit costs and the contribution levels for our health and welfare benefits. In fiscal 2010, we redesigned our programs to give more choice to our participants. We have a “base” plan that includes options for participants to elect to pay higher contributions to lower out-of-pocket expenses and/or increase levels of coverage under certain plan provisions. In addition to the standard benefits, in 2010 we provided some additional benefits to attract and retain top executive talent, as follows:

•	Health Reimbursement Program — In 2010, Executives paid an additional contribution for reimbursement of out-of-pocket expenses that exceeded coverage under the regular plans. The annual maximum reimbursement amount for each executive level is shown in the table below. Effective beginning fiscal 2011, this benefit will be eliminated and the value will be included in the total amount of the cash perquisite allowance described in the section titled Perquisite Allowance under Program Decisions for Fiscal 2011.

Position	Annual Amount

Chairman, CEO & President	$30,000
Executive Vice President	$20,000
Senior Vice President	$15,000
President & CEO, Qdoba	$15,000
Vice President	$10,000

•	Term Life Insurance — The Company provides employer-paid term life insurance with a value of $770,000.

B.	Perquisites

Our NEOs and other Executives receive limited perquisites that are common among the Peer Group. The Executives are responsible for paying the income taxes on these benefits — we do not gross up these perquisites. The Committee evaluates these perquisites regularly and believes they enable us to be competitive in attracting and retaining executive talent. As noted in our executive summary, beginning fiscal 2011 the perquisites below will be combined and provided in the form of an annual cash perquisite allowance.

•	Car Allowance: $13,500 annually. We have provided this allowance to defray expenses incurred by Executives for the use of their personal vehicle to travel to our restaurants and other business locations. Our Executives do not receive any mileage reimbursement.

•	Communications Allowance: Up to $1,500 annually. We have provided this allowance to defray expenses incurred by Executives for use of their personal cell phone or other communications devices in conducting Company business. Ms. Lang and Mr. Beisler elected not to receive this benefit.

•	Financial Planning Services: This service was provided to all Senior Executives, including our NEOs, to provide outside expertise on financial planning, tax preparation, and understanding the tax implications of our compensation and benefit programs. The fees for these services have been paid by the Company and the Executive is responsible for paying taxes on the benefit. The benefit amounts provided to NEOs in fiscal 2010 ranged from $6,012 to $14,983.

C.	Retirement Plans

The Company’s retirement plans are designed to provide our employees, including our NEOs, with some retirement income security. These plans reward for service and provide an additional incentive for our employees to build a long-term career at Jack in the Box.

•	Defined benefit pension plan — Our NEOs, along with our employees generally, are participants in a tax-qualified defined benefit pension plan (“Retirement Plan”). As announced in November 2010, the Retirement Plan will be “sunset” on December 31, 2015. This means that participants will no longer accrue benefits based on additional service and pay as of this date. Participants in the pension plan, including our NEOs, will still receive their accrued benefit at retirement.

•	Supplemental Executive Retirement Plan (“SERP”) — In addition to the Retirement Plan, three of our NEOs and a limited number of other Executives and employees are participants in the SERP. Effective January 1, 2007, the SERP plan was closed to new participants. The SERP is a non-qualified pension plan that was established in 1990 to address Internal Revenue Code limitations on pension benefits that could be accrued under our Retirement Plan. The Company has purchased corporate owned life insurance policies to offset its obligations under the SERP. These obligations represent an unsecured claim against the Company.

•	Non-Qualified Deferred Compensation Plan — We maintain a non-qualified deferred compensation plan (“EDCP”) that is available to all Executives and other highly-compensated employees who are excluded from participating in our qualified 401(k) plan. Under the EDCP, participants may defer up to 50% of base salary and up to 100% of their annual cash incentive. The Company matches 100% of the first 3% of deferred base salary and annual cash incentive. These obligations represent an unsecured claim of the Company.

•	Enhanced EDCP — Any employee hired or promoted into an Executive position on or after January 1, 2007 receives an additional contribution of 4% of base salary and annual incentive each year to their EDCP account for up to 10 years.

•	Qualified 401(k) Plan — Prior to 1990, Executives were eligible to participate in the Jack in the Box Inc. Easy$aver Plus (the “E$P”) Plan which includes a cash-deferred arrangement under Section 401(k) of the Internal Revenue Code. Our current CEO participated in the E$P Plan at that time. Beginning in 1990, Executives and certain other highly compensated employees were excluded from participating in the E$P Plan. Executives with existing balances in the E$P Plan are able to maintain their balances in the E$P Plan; however, they can no longer make deferrals into the E$P.

D.	Executive Stock Ownership Guidelines

In 2002, Jack in the Box adopted a stock ownership program and guidelines for all Senior Executives. The program and guidelines are intended to assure that Senior Executives take a proprietary interest in the Company and its results. The program also encourages retention of Senior Executives and aligns the long-term financial interests of these Senior Executives with those of our stockholders. We do not have a stock ownership guideline for our CEO-Qdoba. However, upon our acquisition of Qdoba Restaurants in 2003 the Committee approved a grant of 50,000 restricted shares to Mr. Beisler that will vest only upon termination with the Company, as prescribed under the executive stock ownership program.

Stock ownership guidelines are the lesser of a fixed number of shares or a multiple of salary.

		Value As
Position	Shares	Multiple of Salary

Chairman, CEO & President	400,000	500%
Executive Vice President	115,000	300%
Senior Vice President	50,000	200%

Named Executive Officer Stock Ownership

				Value at	Value
	Direct	Restricted		10/03/10	Ownership	Meets
	Ownership	Shares/Units	Total Shares	@$21.47	Requirement	Requirement

Linda Lang	20,000	200,000	220,000	$4,723,400	$4,530,000	Yes
Jerry Rebel	4,000	62,572	66,572	$1,429,301	$1,404,000	Yes
Phillip Rudolph	0	58,815	58,815	$1,262,758	$1,221,000	Yes
Leonard Comma	0	37,700	37,700	$809,419	$720,000	Yes
Gary Beisler	0	50,000	50,000	$1,073,500	N/A	N/A

Under the executive stock ownership program in effect for fiscal 2010, the Committee granted restricted stock units (“Ownership Shares”) to Senior Executives so that, in combination with shares directly owned by the Senior Executives, the applicable ownership guideline was met. Prior to fiscal 2009, the Committee made ownership grants in the form of restricted stock. Beginning fiscal 2009, ownership grants were made in the form of restricted stock units. Key features of the executive stock ownership program include:

•	The value of long-term incentives is reduced by the value of Ownership Shares. At the time of each grant, the value of the Ownership Shares granted is determined and used as an offset to future grants of stock options and Performance Units over a five-year period.

•	Restricted Shares. Shares of restricted stock granted under this program are held in an escrow account maintained by the Company. Vesting of such shares is subject to the Senior Executive’s continued employment with the Company. Shares vest and are issued only upon termination of service with the Company.

•	Restricted Stock Units. Like the restricted shares, the vesting of restricted stock units is subject to the Senior Executive’s continued employment with the Company. Vesting is determined and shares are issued only upon termination of service with the Company.

•	Exercise of discretion with respect to vesting of Ownership Shares. The terms of the 2004 Stock Incentive Plan and the terms and provisions of the award agreements provide authority for the Board to exercise discretion to determine whether awards will vest. The Board has expressed its intention to prevent vesting of awards in instances of an Executive’s termination for cause, involuntary termination, or violations of Company policy.

As explained earlier in this Proxy Statement, beginning in fiscal 2011, Ownership Shares will no longer be granted to Senior Executives to facilitate meeting the Company’s stock ownership guidelines. Instead, restricted stock units will be added as an on-going component of the long-term incentive program for all Executives. Until the ownership guidelines are achieved, Jack in the Box Senior Executives will be required to hold 100% of the after-tax net shares until termination of service. All other Executives (and Senior Executives after meeting their stock ownership requirement) will be required to hold 50% of after-tax net shares until termination of service.

E.	Derivative Transactions

The Company prohibits certain derivative transactions in Company stock. Employees, including NEOs, other executives, and their families may not:

•	Trade in “puts”, “calls”, or other derivative securities involving the Company’s securities;

•	Engage in zero-cost collars, forward sales contracts or other hedging transactions in Company securities;

•	Hold Company securities in margin accounts;

•	Pledge Company securities.

F.	Executive Compensation Recovery (“Clawback”) Policy

The Jack in the Box executive compensation recovery policy was adopted in fiscal 2008. The policy states that in the event Jack in the Box Inc. materially restates all or a portion of its financial statements due to fraud or intentional misconduct either committed by a Corporate Officer or knowingly permitted by a Corporate Officer, the Committee may take action to recover incentive cash compensation and performance-based equity awards that were based on the achievement of financial results that were subsequently restated. For purposes of this policy, a Corporate Officer is defined as an employee with the title of Corporate Vice President or above, and includes the CEO and COO of the Company’s subsidiary Qdoba Restaurant Corporation, as well as former Corporate Officers who were employed by the Company at the time of the fraud or intentional misconduct.

Executive compensation subject to recovery may include full or partial repayment of:

i) Any annual incentive or incentive cash compensation paid to the Corporate Officer, plus a reasonable rate of interest.

ii) Economic gains realized from the sale of shares awarded under a performance- based equity plan.

iii) Cancellation of restricted stock or units, deferred stock awards or units, and outstanding stock options to the extent vesting of such awards is performance-based.

The Committee has the sole discretion to determine what action to take in the event of a restatement, including soliciting recommendations from the Audit Committee and the full Board and retaining outside advisors to assist in making its determinations. Any actions taken by the Committee would be independent of consequences imposed by law enforcement agencies, regulators or other authorities.

G.	Termination of Service

None of the NEOs have employment or severance agreements, except in the event of a change in control as described in the Compensation and Benefits Assurance Agreements discussion in the next section. When an NEO terminates employment with the Company, the NEO will receive amounts according to the specific terms and provisions of each compensation plan or benefit plan as described below:

•	Amounts contributed under the Company’s qualified and non-qualified deferred compensation plans (subject to the specific terms and requirements of Internal Revenue Code Section 409A).

•	Amounts accrued and vested through the Company’s Pension Plans (Retirement Plan and SERP).

•	Any non-equity incentive award if terminated after the end of the fiscal year but before payment, subject to the Company’s achievement of performance goals.

If eligible to retire under a Company-sponsored retirement plan, in addition to the above, under the terms of the award agreement, the NEO is entitled to the following:

•	Accelerated vesting of options equal to 5% additional vesting for each full year of service with the Company, and accelerated vesting of stock awards in accordance with the vesting schedule of each award.

•	A prorated annual non-equity incentive award based on the number of full reporting periods worked in the fiscal year prior to the effective date of retirement, subject to the Company’s eligibility requirements and achievement of performance goals.

If a NEO dies while employed by the Company, under the terms of the stock award agreement, all outstanding options and stock awards will become 100% vested on the date of his or her death.

The values of additional potential payments to the NEOs are provided in the section entitled “Potential Payments Upon Termination or Change in Control” in this Proxy Statement.

H.	Compensation & Benefits Assurance (“Change in Control”) Agreements

The Committee believes that Compensation & Benefits Assurance Agreements (otherwise known as a Change in Control or “CIC” Agreements) benefit stockholders by providing an important incentive to senior management to remain focused on running the business in the case of a pending or actual change in control event.

Accordingly, each of the NEOs, and all Senior Vice Presidents, a total of seven officers, have a CIC Agreement that provides compensation in the form of a lump sum payment and other benefits in the event of a qualifying termination within 24 months of the effective date of the change in control of the Company. Each agreement has a term of two years, and is subject to automatic extension for additional two-year terms unless either party to the agreement gives notice of intent not to renew. Further details are set forth in this proxy in the section entitled “Potential Payments Upon Termination or Change in Control.”

During fiscal 2009, the list of executives covered by a CIC Agreement was reviewed by the Committee. The Committee reviewed the terms and conditions of the CIC Agreements, and discussed the potential costs to the Company. With the assistance of its Consultant, the Committee reviewed the estimated cost to the Company (i) of each CIC Agreement and (ii) in the aggregate for all CIC Agreements. The estimates showed that both the costs for individual agreements and costs in the aggregate were reasonable and in line with market practices. Costs for some executives would also decline in the future as they vest in SERP benefits. However, the Committee determined that in order to further control costs, any CIC Agreement entered into after May 7, 2009, would not provide for gross-up of any amounts payable to the executive under the CIC Agreement. Of the CIC Agreements currently in effect, four agreements provide for a gross-up and three are without any gross-up provision. The Committee continued to monitor costs and review the terms and conditions of CIC Agreements during fiscal 2010.

A detailed discussion of the provisions of the Compensation & Benefits Assurance Agreements and the associated monetary values is provided in this proxy in the section entitled Compensation & Benefits Assurance Agreements.

I.	Tax and Accounting Information

Internal Revenue Code Section 162(m)

The Committee and its Consultant consider the Internal Revenue Code Section 162(m) implications of all compensation decisions for Executives. Section 162(m) places a one million dollar limit on the amount of compensation that Jack in the Box can deduct in any one year for certain named executive officers. Performance-based pay is excluded from this limit. For the reasons discussed earlier, our compensation programs are designed to provide the largest portion of an Executive’s compensation through our annual cash incentive plan and long-term incentive plan in the form of stock options and Performance Units, both of which are considered performance-based compensation. Restricted stock awards are not considered performance-based under Section 162(m) and, accordingly, are subject to the $1.0 million deductibility limit.

Internal Revenue Code Section 409A

•	Tax treatment of deferred compensation: Under Internal Revenue Code Section 409A, amounts deferred by an employee under a non-qualified deferred compensation plan (such as the SERP and EDCP) may be included in gross income when deferred, and therefore be subject to a 20% additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions.

•	Tax Treatment of Stock Options: Stock options may be exempt from Section 409A if:

•	the exercise price is not less than the fair market value on the grant date;

•	the number of shares subject to option is fixed on the grant date; and

•	there is no subsequent deferral feature under the option.

The Company administers the SERP, the EDCP and stock option awards consistent with Section 409A requirements.

J.	Expensing of Stock Options

The Company accounts for option expensing under the Financial Accounting Standards Board (“FASB”) authoritative guidance on stock compensation and uses a binomial valuation model prepared annually by AON Consulting to determine the “fair value” of our stock options at grant.

VIII.  Risk Analysis of Compensation Programs

The Committee has engaged in a risk analysis of our compensation plans, programs, policies, and practices for all employees. For the following reasons, the Committee believes that the design of our compensation programs, the governance of our programs, and our risk oversight process guard against unnecessary risk taking.

A.	Compensation Program Design Protections

•	Our pay programs consist of a competitive mix of base salary and variable compensation. Base salary provides Executives with steady income to compensate them for the day to day management of the business. Variable compensation focuses on achievement of annual and long-term performance metrics. A large portion of NEO compensation is through long-term awards of equity, which reduces any incentive to take risks that might increase their short-term compensation at the expense of longer term Company results.

•	A large amount of potential incentive compensation is tied to the achievement of long-term incentive goals. This emphasizes sustained Company performance over time:

•	The performance unit component of the long-term incentive plan has three-year performance periods, with overlapping annual grants. Payout of these awards therefore requires sustaining high performance levels;

•	Stock option grants typically vest over a three-year period, thereby discouraging short-term risk taking;

•	The maximum award that may be paid out under the annual and long-term incentive programs are capped at appropriate competitive levels and the Committee retains the discretion to reduce payouts under the plan;

•	The Board approves the Company’s strategic plan, capital budget, and long-term financial and operational plans that serve as the basis for setting short and long-term incentive goals. Goals are intended to drive stockholder value, and targets are set relative to the approved budget, historical and future expected performance, and a reasonable amount of stretch that should not encourage imprudent risk taking;

•	The Committee’s Consultant evaluates and advises on any potential risks associated with incentive compensation components and performance metrics for Executives;

•	Our Executive Stock Ownership program aligns the long-term interests of our Executives with those of our stockholders over the long-term by subjecting the ownership shares to a 10-year vesting schedule and only distributing the shares upon termination.

B.	Structural Governance Protections

•	The Committee adopted a clawback/compensation recovery policy that allows the Committee to take action to recover both cash compensation and performance-based equity awards for all Executives in the event of a material restatement based on fraud or intentional misconduct;

•	Company policy:

•	Prohibits any hedging transactions involving our stock. This prevents Executives and employees from insulating themselves from poor stock performance by betting against our success;

•	Prohibits pledges of Company stock and the holding of company stock in margin accounts. This reduces the risk that Executives and employees might create incentives to focus on short-term performance at the expense of long-term performance;

•	Includes a formal ethics code of conduct, ethics helpline, and an ethics training and communications program for all employees. The ethics program is intended to reinforce a culture of integrity at the Company in an effort to mitigate any manipulation of financial results for personal gain.

COMPENSATION COMMITTEE REPORT

The Jack in the Box Compensation Committee is comprised solely of independent members of the Company’s Board of Directors. The Committee assists the Board in fulfilling its responsibilities regarding compensation matters, and is responsible under its charter to determine the compensation of Executives, including reviewing all components of pay. The Committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with its Consultant, with management and with the Board. Based on this review and discussion, the Committee, on behalf of the Board, has authorized that this Compensation Discussion and Analysis be included in this Proxy Statement for fiscal 2010, ended October 3, 2010.

THE COMPENSATION COMMITTEE
Michael W. Murphy, Chair
David L. Goebel
Murray H. Hutchison
John T. Wyatt

EXECUTIVE COMPENSATION

The Summary Compensation Table (“SCT”) summarizes the total compensation of our NEOs for the fiscal year ended October 3, 2010, and the prior two fiscal years to the extent required under the Securities and Exchange Commission rules.

Summary Compensation Table

							Change in
						Non-Equity	Pension
						Incentive	Value &
				Stock	Option	Plan	NQDC	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name & Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)(5)	(%)(6)(7)	($)

Linda Lang	2010	923,423	0	857,070	1,693,860	0	958,694	70,063	4,503,110
Chairman, CEO &	2009	900,981	0	0	0	1,091,730	1,694,471	107,713	3,794,895
President	2008	849,519	0	0	3,574,580	802,729	471,574	87,042	5,785,444
Jerry Rebel	2010	477,000	0	234,972	465,648	0	317,643	57,738	1,553,001
Executive Vice President	2009	465,923	0	0	0	423,540	279,218	72,938	1,241,619
& Chief Financial Officer	2008	443,192	0	0	1,168,800	313,515	188,619	80,850	2,194,976
Phillip Rudolph	2010	402,019	0	652,316	230,208	0	26,270	69,430	1,380,243
Executive Vice President,	2009	370,000	0	0	0	234,950	18,162	83,953	707,065
General Counsel, Secretary	2008	296,250	0	879,977	580,531	150,360	0	449,761	2,356,879
& Chief Ethics/Compliance
Officer
Leonard Comma	2010	340,962	0	823,698	172,002	0	26,702	58,691	1,422,055
Senior Vice President
& Chief Operating Officer
Gary Beisler	2010	356,731	0	0	0	451,130	325,854	59,332	1,193,047
President & Chief Executive
Officer, Qdoba Restaurants

(1)	This column represents the base salary earned during the fiscal year, including any amounts deferred by the NEOs in the Executive Deferred Compensation Plan. Actual base salary earned is above fiscal 2009 due to one additional week in the Company’s fiscal 2010.

(2)	The amounts in this column represent the grant date fair values of restricted stock or restricted stock unit Awards (RSA and RSU respectively) granted under the Executive Stock Ownership Program in 2010, 2009, and 2008, and Performance Unit (PSU) Awards in 2010. The 2009 and 2008 RSA and RSU values were recalculated from amounts shown in prior Proxy Statements to reflect their grant date fair values, as required by SEC rules effective for 2010. The grant date fair value of the performance-based awards reflected in this column (the PSU Awards) is the target payout based on the probable outcome of the performance condition, determined as of the grant date. The maximum potential value of the PSU would be 150% of target.

(3)	The amounts in this column represent the grant date fair values of option awards granted in 2010, 2009, and 2008. The 2009 and 2008 option values were recalculated from amounts shown in prior Proxy Statements to reflect their grant date fair values, as required by SEC rules effective for 2010. See the “Grants of Plan-Based Awards” Table for grant-specific information. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2010 Annual Report on Form 10-K (Note 12 Share-Based Employee Compensation).

(4)	Amounts in this column reflect the annual incentive awards earned by each NEO for fiscal 2010 under our annual incentive plan for Jack in the Box executives and for the CEO-Qdoba, reflect payments of both annual and long-term incentives during the fiscal year. Performance achievement is approved by the Committee at the November meeting following the end of the fiscal year. Payment of incentives is made in November following Committee approval and reported in the Summary Compensation Table for the fiscal year of which the incentive is earned.

(5)	The change in pension value includes the estimated present values of both the qualified pension plan and the SERP. Our NEOs become vested in the qualified pension plan after five years, and become vested in the SERP after attaining age 55 and completing 10 years of service. As of the date of this Proxy Statement, Ms. Lang, Mr. Rebel, and Mr. Beisler are not yet vested in the SERP. Mr. Rudolph and Mr. Comma are not eligible to participate in the SERP. The changes in pension value are based on the differences between the October 3, 2010, September 29, 2009, and June 30, 2008 actuarial present values of accrued benefits payable over their lifetimes, assuming each of the NEOs does not retire before the Plan’s earliest retirement date with unreduced benefits. The Plan’s earliest retirement date with unreduced benefits is age 62. The change in pension values over the three years shown in this table represent changes in (i) salary and bonus, (ii) years of service, and (iii) the discount rates used in estimating present values. The discount rates used to determine the change in the qualified pension plan and SERP values were 5.824% as of October 3, 2010, 6.159% as of September 27, 2009, and 7.30% as of June 30, 2008. The actuarial present value of accrued benefits is based on the same interest rate and mortality rate assumptions used in the Company’s financial statements. The RP-2000 Mortality Table is used for both the qualified pension plan and the SERP estimates, projected to 2010, combined for employees and annuitants, separate for males and females, with white collar adjustment. No pre-retirement mortality, retirement, or termination has been assumed for the present value factors. See the sections entitled Retirement Plan, Supplemental Executive Retirement Plan and Pension Benefits Table for a detailed discussion of the Company’s pension benefits. The Company does not provide above-market or preferential earnings on non-qualified deferred compensation; for this reason only pension accruals are shown.

(6)	All Other Compensation of $449,761 for Mr. Rudolph includes relocation expenses as reported in our proxy statement for the Annual Meeting of Stockholders in February 2009.

(7)	Amounts in this column for fiscal 2010 are detailed in the following “All Other Compensation” Table.

			Deferred
			Compensation			Company
			Matching	Financial	Supplemental	Paid Life
	Other	Car/Cell	Contribution	Counseling	Health	Insurance	Total All Other
	(1)	Allowance	(2)	Services	Reimbursement	Premiums	Compensation

Linda Lang	$0	$13,500	$27,703	$14,983	$13,877	$0	$70,063
Jerry Rebel	$0	$14,580	$14,310	$10,364	$18,198	$286	$57,738
Phillip Rudolph	$0	$14,580	$28,142	$9,687	$16,665	$356	$69,430
Leonard Comma	$1,394	$14,940	$23,868	$6,012	$12,065	$412	$58,691
Gary Beisler	$0	$13,500	$22,147	$9,687	$13,600	$398	$59,332

(1)	Amounts in this column include taxable income associated with attendance of Mr. Comma’s spouse at the Company’s annual Circle of Excellence awards ceremony.

(2)	Includes enhanced EDCP Company contribution for Mr. Rudolph and Mr. Comma in place of SERP.

Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option		Grant Date
								Awards:	Awards:	Exercise or	Fair Value of
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Number of	Base Price of	Stock and
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Shares of	Securities	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units(3)	Options	($/Sh)	($)

Linda Lang	11/23/2009	—	—	—	22,250	44,500	66,750	0	259,000	$19.26	2,550,930
	N/A	0	906,000	1,812,000	—	—	—	—	—	—	—

Jerry Rebel	11/23/2009	—	—	—	6,100	12,200	18,300	0	71,200	$19.26	700,620
	N/A	0	351,000	702,000	—	—	—	—	—	—	—

Phillip Rudolph	11/23/2009	—	—	—	3,000	6,000	9,000	—	35,200	$19.26	345,768
	09/23/2010	—	—	—	—	—	—	25,572	—	—	536,756
	N/A	0	241,069	475,023	—	—	—	—	—	—	—

Leonard Comma	11/23/2009	—	—	—	2,250	4,500	6,750	—	26,300	$19.26	258,672
	02/09/2010	—	—	—	—	—	—	34,700	—	—	737,028
	N/A	0	171,173	331,269	—	—	—	—	—	—	—

Gary Beisler(4)		0	192,500	437,500	—	—	—	—	—	—	—
(5)		120,000	400,000	400,000	—	—	—	—	—

(1)	This column represents the potential payouts under our annual incentive plan for executives in fiscal 2010. This table shows the potential payouts at threshold, target and maximum levels of payouts based on the executive’s annual salary rate as of October 3, 2010. Due to their promotions in February 2010, the total potential payouts for Mr. Rudolph and Mr. Comma represent the prorata incentive potential at each position level they held in fiscal 2010. The Summary Compensation Table for fiscal 2010 shows the actual incentive compensation earned by our NEOs.

(2)	The amounts shown in this column represent the fiscal 2010-2012 three-year Performance Unit award threshold, target, and maximum payout set under the fiscal year 2010 long-term incentive plan granted on November 23, 2009. The amounts reported in the last column represent the fair value as of the date the targets were set, calculated in accordance with FASB ASC Topic 718 based on probable outcome, assuming target.

(3)	Mr. Rudolph and Mr. Comma were granted an award of restricted stock units under the Executive Stock Ownership Program in September 2010 and February 2010, respectively in connection with their promotions in fiscal 2010. These awards will be applied ratably as an offset to future equity grants awarded to these NEOs over the next five years. Awards are granted in the form of restricted stock units and settled in equivalent shares of Common Stock. The value is calculated by multiplying the number of units awarded by the market closing price of Jack in the Box stock on the date of grant, $20.99 on 9/23/2010 for Mr. Rudolph and $21.24 on 2/09/2010 for Mr. Comma.

(4)	The amount in this row represents the potential payout under the annual incentive plan for the CEO of Qdoba in fiscal 2010, which was earned based on performance in fiscal 2010. This row shows the potential payout at threshold, target and maximum levels of payout based on the executive’s annual salary rate as of October 3, 2010. The “Summary Compensation Table” for fiscal 2010 shows the actual incentive compensation earned by the CEO of Qdoba.

(5)	The amount in this row represents the fiscal 2010-2012 three-year target cash award for the CEO of Qdoba under the Qdoba long-term incentive plan. The targeted long-term cash incentive has been converted to units and the value will be determined on Qdoba’s net earnings at the end of the three-year period.

Outstanding Equity Awards at Fiscal Year End 2010

The following table provides information on all outstanding option awards and unvested stock awards held by each of the named executive officers at the end of fiscal 2010. Each option grant is shown separately and the vesting schedule is shown as a footnote (1) to the table. The market value of the restricted stock awards is based on the closing price of Jack in the Box Inc. Common Stock as of the last trading day of the fiscal year, October 1, 2010, which was $21.47.

						Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
						Number		Awards:	Payout
						of		Number of	Value of
	Option Awards(1)					Shares	Market	Unearned	Unearned
		Number of	Number of			or Units	Value of	Shares,	Shares,
		Securities	Securities			of Stock	Shares or	Units or	Units or
		Underlying	Underlying			That	Units of	Other	Other
		Unexercised	Unexercised	Option	Option	Have	Stock That	Rights	Rights
	Option	Options	Options	Exercise	Expiration	Not	Have Not	That Have	That Have
Name	Grant Date	Exercisable	Unexercisable	Price	Date	Vested(2)	Vested(3)	Not Vested	Not Vested

Linda Lang	09/10/2004	114,000	0	$14.46	09/10/2014	200,000	$4,294,000	44,500	$955,415
	09/16/2005	161,200	0	$17.625	09/16/2015
	09/15/2006	184,800	0	$26.28	09/15/2016
	09/14/2007	300,000	0	$30.69	09/14/2014
	09/12/2008	244,666	122,334	$24.74	09/12/2015
	11/23/2009	0	259,000	$19.26	11/23/2016
Jerry Rebel	09/10/2004	3,750	0	$14.46	09/10/2014	62,572	$1,343,421	12,200	$261,934
	09/16/2005	40,950	0	$17.625	09/16/2015
	09/15/2006	66,000	0	$26.28	09/15/2016
	09/14/2007	100,000	0	$30.69	09/14/2014
	09/12/2008	80,000	40,000	$24.74	09/12/2015
	11/23/2009	0	71,200	$19.26	11/23/2016
Phillip Rudolph	11/08/2007	13,333	6,667	$27.48	11/08/2014	58,815	$1,262,758	6,000	$128,820
	09/12/2008	26,666	13,334	$24.74	09/16/2015
	11/23/2009	0	35,200	$19.26	09/15/2016
Lenny Comma	09/14/2007	24,000	0	$30.69	09/10/2014	37,700	$809,419	4,500	$96,615
	09/12/2008	15,333	7,667	$24.74	09/16/2015
	11/23/2009	0	26,300	$19.26	09/15/2016
Gary Beisler	09/15/2006	30,000	0	$26.28	09/15/2016	50,000	$1,073,500	—	—
	09/12/2008	13,333	6,667	$24.74	09/12/2015

(1)	Option Award Vesting Schedule By Grant Date:

09/10/2004	25% vests each year for four years from date of grant
09/16/2005	25% vests each year for four years from date of grant
09/15/2006	25% vests each year for four years from date of grant
09/14/2007	33% vests each year for three years from date of grant
09/12/2008	33% vests each year for three years from date of grant
11/23/2009	33% vests each year for three years from date of grant

(2)	Represents (i) 3,000 deferred performance vested restricted stock units for Mr. Comma and (ii) unvested restricted stock awards or units granted under the executive stock ownership program for all NEOs. Vesting is subject to the executive’s continued employment with the Company, with full vesting 10 years from grant date. Restricted stock is issued only upon termination.

(3)	The market value was determined by multiplying the number of stock awards granted by the closing market price on October 1, 2010 ($21.47).

Option Exercises and Stock Vested in Fiscal 2010

The table below provides information on stock option exercises and shares acquired on the vesting of stock awards by the named executive officers:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting

Linda Lang	0	$0	0	$0
Jerry Rebel	0	$0	0	$0
Phillip Rudolph	0	$0	0	$0
Leonard Comma	0	$0	0	$0
Gary Beisler	0	$0	0	$0

Retirement Plan.  The Company offers retirement benefits under a qualified Company-funded defined benefit plan. The Retirement Plan provides the same benefits to NEOs as are made available to other employees employed in an administrative, clerical, or restaurant hourly position that have reached age 21 and completed one year of service with at least 1,000 hours of service. The Retirement Plan provides that a participant retiring at age 65 will receive an annual benefit, as follows:

1.	One-percent (1%) of Final Average Pay multiplied by Benefit Service, plus

2.	0.4% of Final Average Pay in excess of Covered Compensation multiplied by Benefit Service (maximum of 35 years of service).

Benefits are subject to grandfathered minimum benefit accruals under the previous plan as of December 31, 1988. Key provisions and terms of the plan include:

•	Final Average Pay is defined as the highest five consecutive calendar years of pay (base and annual incentive) out of the last ten years of eligible service as an eligible employee.

•	Pay excludes deferrals into the Executive Deferred Compensation Plan. Pay that can be taken into account for purposes of the formula is subject to an annual limit under the federal tax laws; the limit for 2010 is $245,000.

•	Benefit Service is defined as the entire period of employment in calendar years and months while an eligible employee.

•	Participants are credited with one full year of vesting service for a plan year during which 1,000 hours are worked.

•	Participants are 100% vested after completing five years of vesting service or reaching normal retirement age. Participants are not vested until they have completed five years of service, at which time they are 100% vested.

•	The Employee Retirement Income Security Act of 1974 (“ERISA”) and various tax laws may cause a reduction in the annual retirement benefit payable under the Retirement Plan. Although normal retirement age is 65, benefits may begin as early as age 55 if participants meet the service requirements defined in the Retirement Plan; benefits payable are reduced 5/12 of 1% for each month benefits begin before normal retirement age. As of January 1, 2008, the Retirement Plan was amended to allow plan participants that terminate prior to age 55 with 20 years of benefit service or more to begin collecting benefits as early as age 55; benefits payable are reduced 5/12 of 1% for each month benefits begin before age 65.

•	Retirement Plan benefits are not permitted to be paid to participants while they are actively employed with Jack in the Box Inc.

•	Retirement Plan benefits are typically paid in the form of a monthly annuity. Participants may not elect a lump sum payment under the Retirement Plan.

•	As announced in November 2010, the Retirement Plan will be “sunset” on December 31, 2015. This means that employees will no longer accrue benefits based on additional service and pay as of this day.

Supplemental Executive Retirement Plan.  The SERP was established in 1990 for selected executives in response to legislation restricting qualified plan benefits for “highly compensated employees.” The SERP provides for a percentage of replacement income based on Service and Final Average Compensation. The SERP numbers shown in the Pension Benefit Table are not lump sum payments, but rather, represent the present value of the estimated amount payable over an executive’s lifetime. The estimates assume retirement at age 62.

•	Final Average Compensation for purposes of the SERP is defined as the average of the five highest calendar years of pay (base salary and annual incentive) out of the last ten years of employment with the Company.

•	Benefit Service is defined as the entire period of employment in calendar years and months while an eligible employee.

•	The SERP provides that a participant retiring at age 62 will receive an annual benefit, as follows:

1.	The target replacement income from all Company funded sources is 60% of Final Average Compensation.

2.	There is no reduction in the target replacement income percentage (60%) for eligible officers with 20 or more years of service.

3.	For eligible officers with less than 20 years of service, the target replacement income percentage is determined by multiplying the number of years of service times 3%, up to a maximum of 20 years.

•	In order to be eligible for a retirement benefit under the SERP, the participant must attain the earlier of (i) age 62 or (ii) age 55 with ten years of service while employed at Jack in the Box or while disabled.

•	Death benefits are payable if the participant dies while employed.

•	Although normal retirement age is age 62, benefits may begin as early as age 55 reduced 5/12 of 1% for each month benefits begin before age 62.

•	SERP benefits are not permitted to be paid to participants before their termination of employment with Jack in the Box Inc.

•	Benefits are typically paid in the form of a monthly annuity. Participants may not elect a lump sum payment under the Plan.

•	The SERP is unfunded and represents an unsecured claim against the Company.

•	The SERP was closed to new participants effective January 1, 2007.

Prior to January 1, 2007, all Executives, including the NEOs, were able to participate in the Company’s defined benefit plan and Supplemental Executive Retirement Plan if they met certain eligibility requirements.

In 2007, the Committee evaluated the retirement benefits provided to participants in the SERP and the long term costs the Company bears in maintaining such a plan. Based on this evaluation, the Committee approved closing the SERP to new participants.

All Executives hired on or after January 1, 2007, receive an additional Company contribution of 4% of base salary and annual incentive to their EDCP account for up to ten years since they are not participants in the SERP.

Pension Benefits Table

The pension table below shows the actuarial present value of the accumulated benefits of each NEO as of the end of the measurement year (October 3, 2010), including years of credited service, under the Retirement Plan and Supplemental Executive Retirement Plan. Present values were calculated using the interest rate and mortality assumptions used in the Company’s financial statements.

		Number of	Present Value of
		Years	Accumulated	Payments
		Credited	Benefit at Normal	During Last
Name	Plan Name	Service	Retirement Age(1)	Year

Linda Lang	Retirement Plan	23	$463,746	$0
	SERP(2)	23	$6,468,421
Jerry Rebel	Retirement Plan	7	$146,799	$0
	SERP(2)	7	$948,028
Phillip Rudolph(3)	Retirement Plan	3	$63,845	$0
Leonard Comma(3)	Retirement Plan	9	$94,610	$0
Gary Beisler(4)	Retirement Plan	8	$170,538	$0
	SERP(2)	12	$1,534,255

(1)	The estimated present value of accumulated benefits under the qualified pension plan and the SERP is based on a discount rate of 5.824% as of October 3, 2010. The RP-2000 Mortality Table is used for both the qualified pension plan and the SERP calculations, projected to 2010, combined for employees and annuitants, separate for males and females, with white collar adjustment. Participants are assumed to retire at the latest of current age and the plan’s earliest retirement date with unreduced benefits. No pre-retirement mortality, retirement, or termination has been assumed for the present value factors.

(2)	As of the end of the measurement period (October 3, 2010), Ms. Lang, Mr. Rebel, and Mr. Beisler are not yet vested in the SERP, and have no benefits payable under the SERP.

(3)	Mr. Rudolph and Mr. Comma are not participants in the SERP. As described in section VII.C of the CD&A “Retirement Plans — Enhanced EDCP”, they receive an additional contribution to their deferred compensation in place of participation in the SERP.

(4)	Mr. Beisler’s service under the SERP is computed using his original hire date with Qdoba Restaurants in 1998.

Non-Qualified Deferred Compensation Plan Table

The table below shows the contributions for each named executive officer made into the Executive Deferred Compensation Plan, including Company contributions, aggregate earnings, and aggregate distributions for last fiscal year. As of October 3, 2010, all NEOs are 100% vested in Company contributions, except for Mr. Rudolph who is 50% vested.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
Name	in Last FY ($)(a)(1)	in Last FY ($)(b)(1)	in Last FY ($)(c)(2)	Distributions ($)	Last FY ($)(d)(3)

Linda Lang	110,811	27,703	215,841	0	1,960,374
Jerry Rebel	19,080	14,310	37,092	0	366,427
Phillip Rudolph	12,061	28,142	13,279	0	159,703
Leonard Comma	23,867	23,868	14,584	0	457,013
Gary Beisler	10,702	22,147	100,574	0	1,025,727

(1)	All of the amounts reported in columns (a) and (b) are also reported as compensation in the 2010 Summary Compensation Table.

(2)	None of the amounts reported in column (c) are reported in the 2010 Summary Compensation Table.

(3)	Amounts reported in column (d) reflect the cumulative value of each NEO’s deferrals, match, and investment gains or losses since they have been a participant in the EDCP.

Executive Deferred Compensation Plan.  The EDCP was adopted in 1990 for all executives and other highly compensated employees excluded from participation in the Easy$aver Plus 401k Plan (“E$P Plan”) and is a non-qualified deferred compensation plan. The EDCP is unfunded, and participants’ accounts represent unsecured claims against the Company.

•	Participants may defer up to 50% of base salary and up to 100% (less applicable taxes) of annual incentive pay.

•	Company matches 100% of the first 3% of the participant’s compensation that is deferred into the EDCP.

•	Participants receive full and immediate vesting of their own contributions and vest in the matching contributions at the rate of 25% per year, becoming fully vested only after they have completed four full years of service with the Company.

•	Beginning January 1, 2007, new officers, who otherwise would have been eligible for the SERP, receive an additional Company contribution for up to ten years, of 4% of base salary and annual incentive in their EDCP account. Participants vest 25% per year in the additional Company contributions.

•	Amounts deferred and vested before January 1, 2005, are grandfathered and are not subject to IRC Section 409A (including the five year delay rule for election changes and the “specified employee” six month delay rule).

•	Choice of 24 investment funds in an array of asset classes made available by the Company and selected by the participant. Benefits under this plan include an earnings component based upon theoretical investment options (they are designed to match the performance of actual investments). Investment options do not provide preferential earnings.

•	A participating officer elects when plan year balances are distributed, while employed and/or upon separation from service. All deferrals and distributions are subject to the requirements of Section 409A of the Internal Revenue Code. In general, the following refers to non-vested balances and amounts deferred after January 1, 2005:

1.	A participant may elect when making a deferral election to receive distributions from the EDCP, called Scheduled In-Service Withdrawals, while employed. Instead of on termination of employment, Company contributions are excluded from Scheduled In-Service Withdrawals. A Scheduled In-Service Withdrawal permits a participant to receive a specific plan year’s deferral balance as early as two years after the end of the plan year. Scheduled In-Service Withdrawals are paid in January of the year as designated by the officer in the form of a lump sum. These withdrawals may not be accelerated. Election changes are subject to a five-year delay in the start of benefit payments from the former scheduled withdrawal date, in accordance with Internal Revenue Code Section 409A.

2.	During open enrollment, a participant may elect the method in which deferrals are paid upon termination of employment. Participants may select from two to ten annual installments or a lump sum. Although elections for termination payments are carried forward year to year, a different payment method may be selected, but election changes are subject to a five-year delay in the start of benefit payments from termination as defined under IRC Section 409A. Payments upon termination of employment will be delayed for six months after termination if the participant qualifies as a “specified employee” under IRC Section 409A.

Compensation & Benefits Assurance Agreements.  The Company considers Compensation & Benefits Assurance (“CIC”) agreements it has entered into with key Executives to be in the best interest of its stockholders to foster the continuous employment of key management without potential distraction or personal concern if the Company were to be acquired by another company (“change in control”). These agreements help facilitate successful performance by key executives during an impending change in control by protecting them against the loss of their positions following a change in the ownership or control of the Company, and ensuring that their expectations for long-term incentive compensation arrangements will be fulfilled. Generally, under the agreements, a change in control is defined to include:

(i) the acquisition by any person or group of 50% or more of the combined voting power of the Company (excluding acquisitions by the Company benefit plans or certain affiliates);

(ii) circumstances in which individuals constituting our board of directors generally cease to constitute a majority of the board;

(iii) certain mergers, consolidations, sales of assets or a stockholder-approved liquidation of the Company.

These CIC agreements provide certain specified benefits to key Executives if, within twenty-four (24) full calendar months from the effective date of a change in control event, their employment is terminated:

(i) involuntarily other than for cause, death, or disability, or

(ii) voluntarily for good reason. Voluntary termination for good reason is defined to include:

(a) the assignment of the executive to duties or responsibilities inconsistent with the Executive’s status or a reduction or alteration in the nature or status of the Executive’s duties or responsibilities in effect as of ninety (90) days prior to the change in control event.

(b) the acquiring company’s requirement that an Executive be based at a location in excess of fifty (50) miles from the Executive’s location immediately prior to a change in control.

(c) a reduction in base salary in effect on the effective date of the change in control or failure by the company to increase annual base salary from time to time.

(d) failure of the acquiring Company to keep in effect any of the Company’s compensation, health and welfare, or retirement benefit plans, or any perquisites unless an alternative plan is provided of at least a comparable value, or

(e) any breach by the acquiring Company of its obligations under this agreement.

These terms are defined as a “Qualifying Termination.” CIC agreement benefits are not provided for terminations by reason of death, disability, voluntary termination without good reason, or the Company’s involuntary termination of the Executive’s employment for cause.

In the event of a change in control of the Company and Qualifying Termination of an Executive covered under a Compensation & Benefits Assurance agreement, the executive is entitled to the following severance benefits:

1.	A lump sum cash payment equal to the Executive’s unpaid annual salary rate, accrued vacation pay, and unreimbursed business expenses.

2.	A lump sum cash amount equal to a multiple of the Executive’s then-current annual salary rate, as follows:

Officer	Position	Multiple of Salary

Linda Lang	Chairman, CEO & President	3.0
Jerry Rebel	EVP & CFO	2.5
Phillip Rudolph	EVP, General Counsel, Secretary & Chief Ethics/Compliance Officer	2.5
Leonard Comma	SVP, Chief Operating Officer	1.5
Gary Beisler	President and CEO, Qdoba	1.5

3.	A lump sum cash incentive award equal to the greater of the average annual incentive percentage for the last three fiscal years prior to the change in control effective date times the lump sum cash amount described in #2 above, or the average dollar amount of the annual incentive paid for the last three fiscal years prior to the change in control. If an executive does not have three full years of incentive awards, the Company will apply the target incentive award percentage for each missed year.

4.	Continuation of health insurance coverage at the same cost and same coverage level as in effect on an Executive’s Qualifying Termination date (subject to changes in coverage levels applicable to all employees generally) for a specified coverage period. This coverage runs concurrently with any coverage provided under COBRA. If this requires a monthly payment amount, the Company will pay the required amount adjusted on a pre-tax basis. If an Executive receives health insurance coverage with a subsequent employer prior to the end of 18 months, the continuation of health insurance coverage under this agreement will be discontinued.

Officer	Position	Coverage Period

Linda Lang	Chairman, CEO & President	36 months
Jerry Rebel	EVP & CFO	30 months
Phillip Rudolph	EVP, General Counsel, Secretary, Chief Ethics/Compliance Officer	30 months
Leonard Comma	SVP, Chief Operating Officer	18 months
Gary Beisler	President & CEO, Qdoba	18 months

5.	The Executive shall receive standard outplacement services, at Company expense, from a nationally recognized outplacement firm selected by the executive officer, for a period of up to one (1) year from the date of Qualifying Termination.

6.	All unvested restricted stock and stock options become fully vested, subject to the terms of the applicable Company Stock Incentive Plan.

7.	Excess Parachute Payments. In the event that any portion of the payments and benefits provided for under the agreement are considered excess parachute payments under section 280G of the Internal Revenue Code and are thus subject to the 20% excise tax imposed by Section 4999 of the Internal Revenue Code, the agreement provides for a conditional gross-up payment to reimburse the Executive for the excise tax and additional taxes resulting from the imposition of the excise tax. The gross-up payment will be made, however, only if the amounts treated as “parachute payments” under Section 280G exceed the maximum amount payable under Section 280G (the “Section 280G Limit”) by more than 10%. If the parachute payments exceed the Section 280G limit by 10% or less, then the payments to the Executive will be reduced to an amount that is one dollar less the Section 280G limit. The potential tax “gross up” payment is only applicable in the event of a change of control of the Company and, in the Committee’s view, is an appropriate method for the Company to insulate the Executives from excise tax imposed under Section 4999 of the Code.

Beginning in 2009, we eliminated the excise tax gross up on a prospective basis for any new CIC Agreements.

Supplemental Executive Retirement Plan.  In the event of a change in control and an involuntary termination not for cause or a voluntary termination for good reason, in accordance with the SERP, the named executive officer shall receive, in the form of three annual installments commencing on termination, the actuarial equivalent of his/her accrued early retirement benefit. Distributions under the SERP are subject to guidelines as listed under Section 409A of the Internal Revenue Code.

Non-Qualified Deferred Compensation.  In the event of a change in control, in accordance with the Executive Deferred Compensation Plan, participants shall become 100% vested in Company contributions. Accounts shall be distributed in accordance with the participant’s existing distribution election (on termination of employment or under a scheduled in-service withdrawal). Distributions under the EDCP are subject to guidelines as listed under Section 409A of the Internal Revenue Code.

Potential Payments Upon Termination or Change in Control

The table below reflects the potential payments that would be due to our named executive officers in the event of: (1) under our Compensation and Benefits Assurance agreement, both, a) a change in control, and b) either an involuntary termination not for cause or a voluntary termination for good reason, or (2) a termination of employment not related to a change in control. The potential payments assume an October 3, 2010 effective date and, where applicable, use the closing price of our Common Stock of $21.47 on October 1, 2010 (the last market trading day in the fiscal year). The amounts shown are estimates of the payments that each named executive officer would receive in certain instances. Actual amounts payable can only be determined upon the actual occurrence of any such event.

If a Senior Executive is under a CIC Agreement executed in 2009 or later, we will not provide a gross-up payment and will instead reduce payments to the Senior Executive such that the maximum amount is $1.00 less than the amount that can be paid without triggering an excise tax. Mr. Rudolph and Mr. Comma are subject to this provision.

In the event of a termination not related to a change in control, named executive officers will receive amounts under the terms and provisions of the specific plans in which they are a participant. The amounts shown in the table below were prepared by the Company’s actuary Mercer Consulting, and the Company’s Compensation and Benefits department.

Potential Payments on Termination of Employment or Change in Control

	Linda Lang	Jerry Rebel	Phillip Rudolph	Leonard Comma	Gary Beisler
Event	(1)	(1)	(1)(7)	(1)(7)	(1)

Voluntary Term and Retirement Eligible:
Cash Severance	$—	—	—	—	—
Equity Incentive and Stock Awards	$—	—	—	—	—
Pension and SERP Benefits	$—	—	—	—	—
Continuation of Benefits	$—	—	—	—	—
Total Termination Benefits	$—	—	—	—	—
Voluntary/Involuntary Term and Non-Retirement Eligible Without Cause:
Cash Severance	$—	—	—	—	—
Equity Incentive and Stock Awards(3)	$2,803,769	519,638	0	64,410	375,725
Pension and SERP Benefits (4a)	$6,932,166	1,094,827	63,845	94,610	1,704,793
Continuation of Benefits	$—	—	—	—	—
Total Termination Benefits	$9,735,935	1,614,465	63,845	159,020	2,080,518
Death:
Cash Severance	$—	—	—	—	—
Equity Incentive and Stock Awards(3)	$6,285,344	1,684,513	1,340,550	867,542	1,073,500
Pension and SERP Benefits (4a)	$2,001,232	860,484	63,845	94,610	801,052
Continuation of Benefits	$—	—	—	—	—
Total Termination Benefits	$8,286,576	2,544,997	1,404,395	962,152	1,874,552
Disability:
Cash Severance	$—	—	—	—	—
Equity Incentive and Stock Awards(3)	$5,712,954	1,527,161	1,262,758	809,419	1,073,500
Pension and SERP Benefits (4b)	$7,131,645	1,598,904	282,746	314,210	1,314,641
Continuation of Benefits	$—	—	—	—	—
Total Termination Benefits	$12,844,599	3,126,065	1,545,504	1,123,629	2,388,141
Change in Control and Involuntary Termination or Termination for Good Reason:
Cash Severance(2)	$4,653,216	1,794,780	0	168,145	810,425
Equity Incentive and Stock Awards(3)	$3,481,575	1,164,875	1,340,550	803,132	697,775
Pension and SERP Benefits (4c)	$11,023,424	1,662,726	63,845	94,610	2,671,883
Continuation of Benefits(5)	$118,885	78,098	39,323	43,959	43,959
Gross Up for Excise Tax(6)	$6,448,308	1,671,819	0	0	1,013,946
Total Termination Benefits	$25,725,408	6,372,298	1,443,718	1,109,846	5,237,988

(1)	None of our NEOs are eligible to retire under any company sponsored plan as of the end of fiscal 2010.

(2)	Reflects multiple of annualized base salary and annual incentive value as described in sections (2) and (3) under the Compensation and Benefits Assurance Agreement section of this proxy.

(3)	The equity awards are calculated using the fair value of unvested restricted stock and in-the-money value of unvested options as of October 3, 2010. For CIC, the amounts shown reflect only the amount of acceleration of unvested restricted stock and in-the-money unvested stock options.

a)	Stock Awards — Upon termination not related to a change in control, if eligible to retire under a company-sponsored retirement plan, determination of shares vested is based on a schedule of the greater of a) 30% of the award vesting three years from the date of grant, and 10% vesting for each year of service thereafter as of the date of retirement, or b) such vesting as would have occurred had 10% of the award vested for each year of service with the Company, or c) in such greater amount as may be determined by the Board in its sole discretion. If not eligible to retire under a company-sponsored retirement plan, determination of shares vested is based on a schedule of 15% vesting on or after three years from the grant date, and 5% vesting for each year of service thereafter as of the termination date. Stock awards vest 100% in the event of death or disability, and 100% in the event of termination resulting from a change in control.

b)	Option Awards — Upon termination not related to a change in control, and if eligible to retire under a company sponsored retirement plan, determination of shares vested here is based on a formula of 5% additional vesting for each year of service with the Company. There is no acceleration of Option Awards if not eligible to retire under a company sponsored retirement plan. Option awards will vest 100% in the event of death. Vesting upon disability is based on the number of shares, which would have been vested as of twelve months following the Optionee’s first day of absence from work with the Company. For purposes of this table, no additional vesting is applied in the event of a disability.

(4)	Annual benefit amounts listed for each NEO are subject to the vesting provisions of the Retirement Plan and the SERP. Please review the Pension Benefits section for plan and vesting information. All values shown for SERP represent present values with the exception of disability. Disability benefits shown are annual amounts paid to the NEO over the NEO’s lifetime. Ms. Lang, Mr. Rebel, and Mr. Beisler are not vested in the SERP. Values presented for Non-Qualified Pension benefits are based on the following:

a)	In the event of a voluntary/involuntary termination or death, benefit values are based on accrued benefits as of fiscal year end payable at normal retirement. Benefit values were calculated as of October 3, 2010, based on a discount rate of 5.824% for the qualified pension plan and for the SERP. The RP-2000 Mortality Table is used for both the qualified pension plan and the SERP estimated, projected to 2010 combined for employees and annuitants, separate for males and females with white collar adjustment. In the event of death while actively employed, the amount of the survivor benefit under the SERP shall be one (1) times the participant’s compensation and shall be defined as annualized current base salary plus the average of the annual incentives paid for the three (3) most recent completed fiscal years. If, however, the date of death is at age 55 or later, the amount of the survivor benefit shall be the greater of one (1) times the participant’s compensation or the actuarial equivalent lump sum present value of the participant’s supplemental retirement benefit. In the event of death while actively employed, the amount of the pension benefit shall be the accrued actuarial equivalent pension benefit as determined on the date of death. Such benefit shall not be subject to any reduction of benefits.

b)	Disability benefits shown assume an NEO terminates employment with Company due to disability and remains continuously disabled until reaching normal retirement age. Benefit values are based on accrued benefits as of the NEO’s normal retirement age and were calculated as of October 3, 2010, based on a discount rate of 5.824% for the qualified pension plan and for the SERP. The RP-2000 Mortality Table is used for both the qualified pension plan and the SERP estimated, projected to 2010 combined for employees and annuitants, separate for males and females with white collar adjustment.

c)	In the event of a change in control, participants become 100% vested. Benefit values are based on accrued benefits as of fiscal year end and were calculated as of October 3, 2010, based on a discount rate of 5.824% for the qualified pension plan and for the SERP. The RP-2000 Mortality Table is used for both the qualified pension plan and the SERP estimated, projected to 2010 combined for employees and annuitants, separate for males and females with white collar adjustment.

(5)	Reflects benefits continuation as described under the Compensation & Benefits Assurance Agreement section in this proxy and an outplacement estimate of $10,000.

(6)	If any portion of the payments and benefits provided for in an agreement would be considered “excess parachute payments” under Section 280G(b)(1) of the Internal Revenue Code and subject to excise tax, then the agreement provides for a “conditional gross up provision” whereby excise taxes are grossed up. In the event that the parachute payment exceeds the excise tax threshold by 10% or less, the executive severance is reduced to $1.00 below the threshold so that executives are not subject to excise taxes.

(7)	In accordance with the terms of the CIC Agreements for Mr. Rudolph and Mr. Comma, the total termination benefit has been reduced to $1.00 less than the maximum amount they may receive without triggering an excise tax. Mr. Rudolph’s Cash Severance is reduced to $0 and Continuation of Benefits is reduced to $39,323. Mr. Comma’s Cash Severance is reduced to $168,145.

Distinguishing “Realized” Pay from “Reported” Pay

The Company believes it is important to distinguish the compensation opportunities that were provided to our NEOs in fiscal 2010 from the compensation that was actually realized by our NEOs in fiscal 2010. The Company is providing the additional compensation table below so that our stockholders and investors can see the differences between compensation reported to reflect accounting costs, and compensation that the NEO has actually realized during the fiscal year.

The table below shows the compensation realized by each of our NEOs in fiscal 2010. This table includes:

•	salaries paid during fiscal 2010;

•	cash incentive bonuses earned for fiscal 2010 under our annual incentive plan, and as shown as non-equity incentive compensation in the Summary Compensation Table;

•	the value of shares of Common Stock acquired upon the exercise of stock options in fiscal 2010 based on the market value of our Common Stock at the time of exercise (the actual value will depend on any proceeds received upon the ultimate sale of stock);

•	the value of restricted stock that vested in fiscal 2010 based on the closing price on the vesting date (the actual value will depend on any proceeds received upon the ultimate sale of stock); and

•	the amounts set forth in the “All Other Compensation” column of the Fiscal 2010 Summary Compensation Table.

Fiscal 2010 Compensation Realized By Named Executive Officers

			Value of
			Shares	Value of
			Acquired	Vested
		Annual / Long-	Upon	Restricted
		Term Cash	Option	Stock	All Other
	Salary	Incentives	Exercises	Released	Compensation	Total
Name	($)(1)	($)	($)	($)	($)	($)

Linda Lang	923,423	0	0	0	70,063	993,486
Jerry Rebel	477,000	0	0	0	57,738	534,738
Phillip Rudolph	402,019	0	0	0	69,430	471,449
Leonard Comma	340,962	0	0	0	58,691	399,653
Gary Beisler	356,731	451,130	0	0	59,332	867,193

(1)	Reflects one additional week in the fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows as of December 21, 2010, information with respect to beneficial ownership of voting securities of the Company by (i) each person who is known to us to be the beneficial owner of more than 5% of any class of the Company’s voting securities, (ii) each director and nominee for director of the Company, (iii) each executive officer listed in the Summary Compensation Table herein and (iv) all directors and executive officers of the Company as a group. Each of the following stockholders has sole voting and investment power with respect to shares beneficially owned by such stockholder, except to the extent that authority is shared with spouses under applicable law, or as otherwise noted.

	Number of Shares
	of Common Stock	Number Attributable to
	Beneficially Owned	Options Exercisable
	as of	Within 60 Days of	Percent of
Name	December 21, 2010(1)	December 21, 2010	Class(1)

FMR LLC(2)	7,015,009		13.6%
BlackRock Fund Advisors(3)	4,294,104		8.3%
Blue Harbour Group(4)	2,850,816		5.5%
Vanguard Group, Inc.(5)	2,601,027		5.0%
Linda A. Lang	1,336,817	1,090,999	2.5%
Jerry P. Rebel	388,512	314,333	*
Phillip H. Rudolph	122,209	58,399	*
Murray H. Hutchison	107,411	87,400	*
Gary J. Beisler	95,177	43,333	*
Leonard A. Comma	92,739	48,099	*
David M. Tehle	72,211	60,400	*
Michael E. Alpert	69,211	60,400	*
Michael W. Murphy	64,211	60,400	*
David L. Goebel	32,811	24,000	*
Winifred M. Webb	32,811	24,000	*
John T. Wyatt	13,811	0	*
James M. Myers	0	0
All directors and executive officers as a group (17 persons)	2,874,027	2,249,277	5.6%

*	Less than one percent

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

•	Stock Options. As a group, all directors and executive officers have the right to acquire through the exercise of stock options within 60 days of the above date, 2,249,277 of the shares reflected above as beneficially owned.

•	Direct Holdings and Restricted Stock. The shares reflected as beneficially owned by our directors and NEOs include the following amounts of direct holdings and restricted stock:

Name	Direct Holdings	Restricted Stock

Linda A. Lang	20,000	200,000
Jerry P. Rebel	4,000	62,572
Phillip H. Rudolph	0	33,243
Leonard A. Comma	0	0
Gary J. Beisler	0	50,000
Murray H. Hutchison	16,200	0
David M. Tehle	8,000	0
Michael E. Alpert	5,000	0
Michael W. Murphy	0	0
David L. Goebel	5,000	0
Winifred M. Webb	5,000	0
John T. Wyatt	0	0
James M. Myers	0	0

As a group, the shares reflected as beneficially owned by all directors and executive officers include 67,200 direct holdings and 375,117 restricted stock awards. These shares may be voted by such directors and executive officers. Restricted shares are not available for sale or other disposition until the expiration of vesting restrictions upon retirement or termination.

•	Restricted Stock Units. The total RSUs reflected as beneficially owned by all directors and executive officers as a group, is 182,433 units. RSUs are convertible on a one-for-one basis into shares of Common stock upon vesting. RSUs may not be voted.

•	RSUs for directors — Fully vest 12 months from the date of grant or upon termination of service with the Board.

Name	RSUs

Murray H. Hutchison	3,811
David M. Tehle	3,811
Michael E. Alpert	3,811
Michael W. Murphy	3,811
David L. Goebel	3,811
Winifred M. Webb	3,811
John T. Wyatt	13,811
James M. Myers	0

•	RSUs for executive officers — RSUs granted under the executive stock ownership program will not vest until retirement or termination of service. Beginning in November 2010, RSU grants will vest evenly over 5 years and have a holding requirement until retirement or termination of service, as explained on page 33 in the CD&A.

	RSU-	RSU w/Holding
Name	Ownership	Requirement

Linda A. Lang	0	25,818
Jerry P. Rebel	0	7,607
Phillip H. Rudolph	25,572	4,995
Leonard A. Comma(i)	34,700	9,940
Gary J. Beisler	0	1,844

(i)	Includes deferral of 3,000 performance vested restricted stock units.

(2)	According to its Form 13F filing as of September 30, 2010, FMR LLC., on behalf of certain of its direct and indirect subsidiaries, Fidelity Management & Research Company and FMR Co., Inc. and Pyramis Global Advisors Trust Company, had investment discretion with respect to accounts holding 7,015,009 shares. Fidelity Management & Research Company and FMR Co., Inc. were the beneficial owners of 6,820,000 shares, of which it had no voting power with respect to 6,820,000 shares. Pyramis Global Advisors Trust Company was the beneficial owner of 195,009 shares, of which it had sole voting power with respect to 165,249 shares and no voting power with respect to 29,760 shares. The address of Fidelity Management and Research Company, FMR Co., Inc, and Pyramis Global Advisors Trust Company is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	According to its Form 13F filings as of September 30, 2010, BlackRock Fund Advisors and BlackRock Advisors LLC, on behalf of its direct subsidiaries, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Asset Management Ireland LTD and BlackRock Advisors UK LTD, had investment discretion with respect to accounts holding 4,294,104 shares. BlackRock Fund Advisors were the beneficial owners of 2,257,159 shares, of which it had sole voting power with respect to 2,257,159 shares. BlackRock Institutional Trust Company, N.A., was the beneficial owner of 2,002,265 shares, of which it had sole voting power with respect to 2,002,265 shares. BlackRock Asset Management of Ireland LTD was the beneficial owner of 6,735 shares, of which it had sole voting power with respect to 6,735 shares. BlackRock Advisors UK LTD were the beneficial owners of 27,945 shares, of which it had sole voting power with respect to 27,945 shares. The address of BlackRock Fund Advisors address is 400 Howard Street, San Francisco, CA 94105.

(4)	According to its Form 13F filing as of September 30, 2010, Blue Harbour Group had investment discretion with respect to accounts holding 2,850,816 shares. Blue Harbour Group was the beneficial owners of 2,850,816 shares, of which it had sole voting power with respect to 2,850,816 shares. The address of Blue Harbor Group is 646 Steamboat Road, Greenwich, Connecticut 06830.

(5)	According to its Form 13F filing as of September 30, 2010, Vanguard Group, Inc., on behalf of its direct subsidiary, Vanguard Fiduciary Trust Company, had investment discretion with respect to accounts holding 2,601,027 shares. Vanguard Group, Inc. were the beneficial owners of 2,530,911 shares, of which it had no voting power with respect to 2,530,911 shares. Vanguard Fiduciary Trust Company were the beneficial owner of 70,116 shares, of which it had sole voting power. The address of Vanguard Group, Inc., is: P.O. Box 2600, Valley Forge, Pennsylvania 19482.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, each executive officer, director, and beneficial owner of more than 10% of the Company’s Common Stock is required to file certain forms with the Securities and Exchange Commission. A report of beneficial ownership of the Company’s Common Stock on Form 3 is due at the time such person becomes subject to the reporting requirements and a report on Form 4 or Form 5 must be filed to reflect changes thereafter. Based on written statements and copies of forms provided to us by persons subject to the reporting requirements, we believe that all such reports required to be filed by such persons during fiscal 2010 were filed on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal year 2010, the Company was not a party to a transaction or series of transactions in which the amount involved did or may exceed $120,000 in which any of its directors, named executive officers or other executive officers, any holder of more than 5% of its Common Stock or any member of the immediate family of any of these persons had or will have a direct or indirect material interest, other than the compensation arrangements (including with respect to equity compensation) described in “Executive Compensation” above. It is the Company’s policy that the Audit Committee approve or ratify transactions involving the Company and its directors, executive officers or principal stockholders or members of their immediate families or entitles controlled by any of them or in which they have a substantial ownership interest in which the amount involved exceeds $120,000 and that are otherwise reportable under SEC disclosure rules.

OTHER BUSINESS

We are not aware of any other matters to come before the Annual Meeting. If any matter not mentioned herein is properly brought before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto and in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

Proposals to be included in the Proxy Statement

Under the rules of the Securities and Exchange Commission, if a stockholder wishes to submit a proposal for possible inclusion in the proxy materials for the 2012 Annual Meeting, we must receive it no later than 120 calendar days prior to the anniversary of this year’s mailing date. Accordingly, in order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2012 Annual Meeting, any such stockholder proposal must be received by our Corporate Secretary no later than 5:00 p.m. Pacific Time, September 15, 2011, and comply with the procedures and requirements set forth in Rule 14a-8 under the Securities and Exchange Act of 1934, as well as the applicable requirements of our Bylaws.

Proposals not included in the Proxy Statement

If a stockholder wishes to present a proposal at our 2012 Annual Meeting or to nominate one or more directors, the stockholder must provide the proposal to us on a timely basis and satisfy the other conditions set forth in our Bylaws and in applicable SEC rules. The Company’s bylaws provide that in order for a stockholder to present business or to make nominations for the election of a director, written notice containing the information required by the Bylaws must be delivered to the Corporate Secretary at the principal executive offices of the Company not less than 120 days and not more than 150 days prior to the first anniversary of the date of the previous year’s Annual Meeting. Accordingly, a stockholder proposal intended to be proposed at the 2012 Annual Meeting must be received by the Corporate Secretary not later than October 21, 2011 and not earlier than September 21, 2011.

General

All proposals must be in writing and should be mailed to Jack in the Box Inc., to the attention of Phillip H. Rudolph, Corporate Secretary, at 9330 Balboa Avenue, San Diego, CA 92123.

A copy of the Bylaws may be obtained by written request to the Corporate Secretary at the same address. The Bylaws are also available at www.jackinthebox.com/investors/corporate governance.

JACK IN THE BOX INC. ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2010, as amended, excluding exhibits, may be obtained by stockholders without charge by written request sent to the above address. We make available free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. These materials can be found at www.jackinthebox.com/investors.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS

We may satisfy SEC rules regarding delivery of Proxy Statements and Annual Reports by delivering a single Proxy Statement to an address shared by two or more stockholders. This process is known as “householding.” This delivery method can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one Proxy Statement and Annual Report to multiple stockholders who share an address, unless contrary instructions were received prior to the mailing date. Accordingly, for many stockholders who hold their shares through a bank, brokerage firm or other holder of record (i.e., in “street name”) and share a single address, only one Annual Report and Proxy Statement is being delivered to that address, unless contrary instructions from any stockholder at that address were received.

We undertake to deliver promptly upon written or oral request a separate copy of the Proxy Statement and/or Annual Report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a Proxy Statement or Annual Report either now or in the future, please contact our Corporate Secretary at 9330 Balboa Avenue, San Diego, CA 92123. If your stock is held by a brokerage firm or bank and you prefer to receive separate copies of a Proxy Statement or Annual Report either now or in the future, please contact your brokerage or bank. The voting instruction sent to a street-name stockholder should provide information on how to request (i) householding of future Company materials or (ii) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact us as indicated above.

Exhibit A

JACK IN THE BOX INC.
DIRECTOR INDEPENDENCE GUIDELINES

a.	A director shall not be independent if he or she is a director, executive officer, partner, or owner of 5% or greater interest in a company that either purchases from or makes sales to our Company that total more than 1% of the consolidated gross revenues of such company for that fiscal year.

b.	A director shall not be independent if he or she is a director, executive officer, partner, or owner of 5% or greater interest in a company from which our Company borrows an amount equal to or greater than 1% of the consolidated assets of either our Company or such other company.

c.	A director shall not be independent if he or she is a trustee, director or executive officer of a charitable organization that has received in that fiscal year discretionary donations from our Company that total more than 1% of the organization’s latest publicly available national annual charitable receipts.

A-1

Exhibit B

JACK IN THE BOX INC.
POLICY FOR AUDIT COMMITTEE PRE-APPROVAL OF SERVICES

Jack in the Box Inc. (the Corporation) and its Audit Committee are committed to ensuring the independence of the auditor, both in fact and in appearance. Accordingly, all services to be provided by the independent auditors pursuant to this policy must be as permitted by Section 10A of the Securities Exchange Act of 1934.

The Audit Committee hereby pre-approves services to be rendered by the Company’s auditor as follows:

Audit and Audit Related Services

Subject to the limitations described below, the Audit Committee pre-approves the following services that management may request to be performed by the independent auditor that are an extension of normal audit work or enhance the effectiveness of the auditor’s procedures:

1) Audits of employee benefit plans

2) Audits of Jack in the Box Inc. subsidiaries and affiliates

3) Consultation regarding the implementation of technical accounting standards

4) Due diligence assistance on acquisitions

5) Services related to the independent auditor’s consent to the use of its audit opinion in documents filed with the Securities and Exchange Commission or other state or federal governmental authorities

6) Internal control reviews

7) Agreed-upon or expanded audit procedures required to respond or comply with financial, accounting or regulatory matters

Tax Compliance Services

Subject to the limitations described below, the Audit Committee pre-approves the following tax compliance services that management may request to be performed by the independent auditor that are an extension of normal audit work and are not inconsistent with the attest role of the auditor:

1) Review of federal, state or other income tax returns

2) Due diligence tax advice related to prospective acquisitions

3) Requests for rulings or technical advice from taxing authorities

4) Assistance in complying with proposed or existing tax regulations

Pre-Approval Limitations

The non-audit services detailed above shall only be pre-approved by the Audit Committee, subject to limitations as follows:

1) Each individual service shall not exceed $25,000

2) All services, in the aggregate, shall not exceed $50,000 in any fiscal year

3) Each service shall be reported to the Audit Committee Chair prior to its inception

4) All new services shall be reported to the entire Audit Committee at each of its regular quarterly meetings

Other Services

For all services to be performed by the independent auditor that are not specifically detailed above, an engagement letter confirming the scope and terms of the work to be performed shall be submitted to the Audit

B-1

Committee for pre-approval. In the event that any modification of an engagement letter is required, such modification must also be pre-approved.

Authorized Delegate

The Audit Committee delegates to its Chair the authority to pre-approve proposed services as described above in excess of the fee limitations on a case-by-case basis provided that the entire Audit Committee is informed of the services being performed at its next scheduled meeting.

Competitive Bidding Process

Nothing in this policy should be read to imply that the independent auditors have a preferred supplier arrangement in respect to the services listed above. Certain services, by their nature, may only be performed by the independent auditor (i.e., issuing a consent or providing guidance on implementation of GAAP). For all other services, it would generally be expected that any significant engagements for services be subject to a competitive review process.

B-2

Exhibit C

JACK IN THE BOX
ANNUAL PERFORMANCE INCENTIVE PLAN
AMENDED AND RESTATED EFFECTIVE OCTOBER 4, 2010

A.	Purpose

The purpose of the Jack in the Box Annual Performance Incentive Plan, Amended and Restated Effective October 4, 2010 (the “Plan”) is to promote the interests of Jack in the Box Inc. (the “Company”) and its stockholders by providing performance-based incentives to certain key employees and officers that qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

B.	Effective Date

This Plan shall be effective as of October 4, 2010. The Plan will be effective for each subsequent fiscal year unless modified or terminated.

C.	Eligibility

To be eligible for any incentive as a “Participant” in the Plan, an employee must meet the qualifications of sub-paragraphs 1, 2, 3, and 4 below, as well as any other eligibility requirements set forth in the Plan.

1. The employee must be classified as an active employee of the Company or its affiliates for six (6) or more consecutive full accounting periods during the fiscal year.

2. The employee must be classified by the Company in a “director” position or above for at least one (1) full accounting period during the fiscal year.

3. The employee must not be eligible to participate in any other annual performance incentive plan offered by the Company or its affiliates.

4. The employee must be performing at a satisfactory level or higher as of the time any incentive payment is scheduled to be made under the Plan, as determined by the employee’s supervisor.

D.	Administration

The Plan shall be administered by a committee consisting of at least two members of the Board of Directors (the “Board”) of the Company who are “outside directors” within the meaning of Section 162(m) (the “Committee”).

The Committee shall have the power and authority to determine Participants under the Plan, to determine the size and terms of an incentive award (subject to the limitations imposed on incentive awards in the Plan), to modify the terms of any incentive award that has been granted, to determine the timing of when incentive awards will be made, to determine the amount of any incentive awards and the performance period to which they relate, to determine any employment restrictions on actual receipt of incentive awards, to establish performance objectives in respect of such performance periods, and to determine whether such performance objectives were attained.

The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any deficiencies or omissions or reconcile any inconsistencies in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within the Committee’s sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants.

E.	Establishment and Determination of Achievement of Performance Goals

Performance goals are established annually by the Committee consistent with the requirements of Section 162(m), with respect to one or more measures of business, financial, and/or operational performance (each, a “Performance Measure”).

Performance Measures shall have the same meanings as used in the Company’s financial statements, or if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Company’s industry. Performance Measures shall be calculated with respect to the Company and each affiliate consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Plan, the Performance Measures shall be calculated before the effect of changes in accounting standards, restructuring charges and similar extraordinary items, determined according to criteria established by the Committee, occurring after the establishment of the performance goals.

Performance Measures may be one or more of the following, as determined by the Committee:

•	sales

•	revenue

•	gross margin

•	operating margin

•	operating income

•	pre-tax profit

•	earnings before taxes (EBT)

•	earnings before interest, taxes, depreciation and amortization (EBITDA)

•	net income

•	net earnings

•	cash flow

•	expenses

•	stock price

•	earnings per share (EPS)

•	operating earnings per share

•	defined operating earnings per share

•	return on equity (ROE)

•	return on capital

•	return on assets (ROA)

•	return on invested capital (ROIC)

•	economic value added

•	number of customers

•	market share

•	same store sales

•	restaurant operating margin (ROM)

•	return on investment

•	profit after tax

•	guest satisfaction

•	guest transactions

•	number of restaurants franchised

•	number of restaurants remodeled or reimaged

Based on one or more of the foregoing Performance Measures, the Committee shall establish: (i) objective financial performance goals, and/or (ii) operational performance goals, and (iii) the formula to be followed in calculating any incentive payments with respect thereto, within ninety (90) days of the beginning of each fiscal year of the Company (or such shorter time period as may be required under Section 162(m) and in any event while the achievement of performance goals remains substantially uncertain within the meaning of Section 162(m)). At the end of the fiscal year and prior to any incentive payments made under the Plan, the Committee must certify the level of performance attained relative to financial performance goals and/or operational performance goals. Each Participant may receive an incentive payment only for the specific performance level attained and approved by the Committee.

Notwithstanding anything herein to the contrary, the Committee may exercise its discretion to reduce the potential incentive payments payable to any Participant. The Committee may choose to exercise such discretion to reflect its assessment of the quality of achievement of financial or operational goals established by the Committee or to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance. The Committee shall not have the discretion to increase the amount of any bonus payment that would otherwise be due upon the attainment of applicable performance criteria by a Participant covered by Section 162(m).

F.	Maximum Individual Annual Incentive Award

Notwithstanding any other provision of the Plan, no Participant shall receive any incentive payment or combination of incentive payments under the Plan for any fiscal year in excess of $3 million.

G.	Incentive Payments

It is anticipated that Participants may receive incentive payments, if any is to be made, no later than January 5th following the end of the fiscal year for which the incentive payment is intended. The incentive payment will be paid in a single cash lump sum. No Participant has a vested right to any incentive payment under this Plan and no incentive payment will be considered earned until it is actually paid to the Participant.

H.	Less Than Full Year Participation

Subject to the provisions of Sections I, J, K, and N, an employee who becomes a Participant (or who becomes ineligible to participate) in accordance with Section C for a portion of the fiscal year, will be eligible for a prorata incentive payment based on a fraction, the numerator of which is the number of full accounting periods during the fiscal year the employee was a Participant, and the denominator of which is thirteen (13), based on actual Company performance for the fiscal year.

I.	Promotions

Subject to the eligibility requirements in Section C, and Section N:

1. If an employee is promoted into a position covered by this Plan during the fiscal year and is eligible to become a Participant, the Participant may receive a prorata incentive payment as provided in Section H using the Participant’s annualized base salary on the last day of the fiscal year.

2. If a Participant is promoted to another position covered by this Plan during the fiscal year, any incentive payment will be prorata using the percentage applicable to each position level in which the Participant is classified during the fiscal year, using the Participant’s annualized base salary in effect on the last day worked at each position level.

J.	Demotions

Subject to the eligibility requirements in Section C, and Section N:

1. If a Participant is demoted during the fiscal year to a position not covered by this Plan, the Participant may receive a prorata incentive payment as provided in Section H, using the Participant’s annualized base salary immediately prior to the effective date of the demotion.

2. If a Participant is demoted to another position covered by this Plan during the fiscal year, any incentive payment will be prorata using the percentage applicable to each position level of the Participant during the fiscal year, using the Participant’s annualized base salary in effect for the last day worked at each position level.

K.	Termination of a Participant

1. In the event of the Participant’s termination of employment during the fiscal year due to the Participant’s death, Disability, or Retirement, the Committee will, for an otherwise qualified Participant who meets the requirements of Section C, provide a prorata incentive opportunity using the methodology described in Section H; provided, however, that the determination of any incentive payment will be made at the conclusion of the fiscal year and any payment will be based on actual Company performance for the fiscal year and attainment of goals. For purposes of this Plan: (i) “Disability” means a physical or mental condition that results in a total and permanent disability to such extent that the Participant is eligible for disability benefits under the federal Social Security Act, and (ii) “Retirement” means the Participant’s termination of employment at age 55 or older with 10 or more full years of continuous service with the Company.

2. In all other cases, a Participant whose employment terminates voluntarily or involuntarily prior to the end of the fiscal year, will not be eligible to receive an incentive payment. If termination occurs after the end of the fiscal year, but before distribution of any incentive payment, the Committee reserves the right in its absolute discretion to determine if any payment will be made.

L.	Plan Revision

The Board or the Committee, upon determining that the purpose and intent of the Plan is not being fulfilled, may terminate, alter, suspend or amend the Plan at any time as deemed necessary to further the best interests of the Company and such actions may be effective for any fiscal year and with respect to any payments which have not been made. Amendments during the fiscal year will be effective immediately and retroactively unless otherwise stated. Notwithstanding the above, no amendment may be effective without Board and/or stockholder approval if such approval is required in order to comply with Section 162(m).

M.	Employment Duration/ Employment Relationship

This Plan does not, and the policies and practices of the Company or its affiliates in administering this Plan will not, constitute a contract or other agreement concerning the duration of any Participant’s employment with the Company or its affiliates. The employment relationship of each Participant is “at will” and may be terminated at any time by the Company or its affiliates or by the Participant with or without cause.

N.	Section 162(m) Conditions; Bifurcation of Plan

It is the intent of the Company that the Plan and the incentive payments made under the Plan to Participants who are or may become persons whose compensation is subject to Section 162(m) satisfy any applicable requirements of Section 162(m). Any provision, application or interpretation of the Plan inconsistent with this intent shall be disregarded. The provisions of the Plan may be bifurcated by the Board or the Committee at any time so that certain provisions of the Plan, or any award, required in order to satisfy the requirements of Section 162(m) are only applicable to Participants whose compensation is subject to Section 162(m).

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting are available through 8:59 PM Pacific Time the day prior to the shareholder meeting date.

JACK IN THE BOX INC.

INTERNET
http://www.proxyvoting.com/jack
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

     85554-1
▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2 AND 3 AND 4 AND “ABSTAIN” ON ITEM 5.		Please mark
		your votes as indicated in this example	☒
1.	ELECTION OF DIRECTORS (Please vote FOR a total of only 8 Nominees)
The Board of Directors recommends a vote “FOR” all 8 Nominees listed below:

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS

Nominees:
01	David L. Goebel	☐	☐	☐

02	Murray H. Hutchison

03	Linda A. Lang

04	Michael W. Murphy

05	James M. Myers

06	David M. Tehle

07	Winifred M. Webb

08	John T. Wyatt

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

	The Board of Directors recommends a vote “FOR” items 2, 3 and 4.		FOR	AGAINST	ABSTAIN

2.	Approval of Amended and Restated Annual Performance Incentive Plan.		☐	☐	☐

3.	Ratification of the appointment of KPMG LLP as independent registered public accountants.		☐	☐	☐

4.	Advisory vote on executive compensation.		☐	☐	☐

		1 year	2 years	3 years	Abstain

5.	Advisory vote on the frequency of a stockholder vote on executive compensation.	☐	☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Jack in the Box Inc. account online.
Access your Jack in the Box Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Jack in the Box Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status

•	View certificate history

•	View book-entry information
•	View payment history for dividends

•	Make address changes

•	Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the 2011 Annual Meeting of Stockholders. The Proxy Statement and the 2010 Annual Report on Form 10-K as amended, are available at: www.jackinthebox.com/proxy

▼ FOLD AND DETACH HERE ▼
PROXY
JACK IN THE BOX INC.
2011 Annual Meeting of Stockholders — February 18, 2011
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
     The undersigned hereby appoints Linda A. Lang and Phillip H. Rudolph, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Jack in the Box Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2011 Annual Meeting of Stockholders of the company to be held February 18, 2011, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)

85554-1